Exhibit 4.19

CONFORMED COPY

Sponsor’s and Underwriting Agreement

Imperial Tobacco Group PLC

and

Hoare Govett Limited

and

Morgan Stanley & Co. International plc

and

Citigroup Global Markets U.K. Equity Limited

and

Citigroup Global Markets Limited

and

Lehman Brothers International (Europe)

18 July 2007

2

THIS AGREEMENT is made on 18 July 2007

BETWEEN:

(1)             IMPERIAL TOBACCO GROUP PLC (No. 3236483), a company incorporated in England and Wales whose registered office is at PO Box 244, Upton Road, Bristol BS99 7UJ (the “Company”);

(2)             HOARE GOVETT LIMITED (No. 02026375), a company incorporated in England and Wales whose registered office is at 250 Bishopsgate, London EC2M 4AA (“Hoare Govett”);

(3)             MORGAN STANLEY & CO. INTERNATIONAL PLC (No. 02068222), a company incorporated in England and Wales whose registered office is at 25 Cabot Square, Canary Wharf, London E14 4QA (“Morgan Stanley”);

(4)             CITIGROUP GLOBAL MARKETS U.K. EQUITY LIMITED (No. 02019774) whose registered office is at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB (“Citigroup”);

(5)             LEHMAN BROTHERS INTERNATIONAL (EUROPE) of 25 Bank Street, Canary Wharf, London E14 5LE, a company incorporated in England and Wales (“Lehman Brothers”);

(Hoare Govett, Morgan Stanley, Citigroup and Lehman Brothers together, the “Underwriters”); and

(6)             CITIGROUP GLOBAL MARKETS LIMITED (No. 01763297) whose registered office is at Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB (the “Sponsor”).

RECITALS

(A)           The Company is proposing to make an offer for Altadis, to be financed by a mixture of debt and equity, the equity component of which is intended to raise the Net Proceeds.

(B)            The equity component is to be financed initially by the Equity Bridge Facility which will be repaid or prepaid following completion of a fully underwritten rights issue.

(C)            The Company is therefore proposing, subject to the passing of the Resolution, to offer to Qualifying Holders (other than Prohibited Holders) New Shares for subscription by way of rights at the Issue Price.

(D)            Subject to the passing of the Resolution, the Directors will have authority and be empowered under sections 80 and 95 of the Companies Act to allot the New Shares and to do so otherwise than in compliance with section 89 of the Companies Act.

(E)            This agreement sets out the terms and conditions upon and subject to which the Underwriters are willing to underwrite the issue of the New Shares, on a “standby” basis, to provide comfort to the Company that it will be able to repay or prepay the Equity Bridge Facility in full.

THE PARTIES AGREE AS FOLLOWS:

1.              DEFINITIONS AND INTERPRETATION

1.1            In this agreement (including the recitals and the schedules), the following words and expressions shall, unless the context otherwise requires, have the following meanings:

“Acceptance Date” means the final day for acceptance and payment in full under the

Rights Issue, being (subject as provided in clause 5.6) no later than the Dealing Day ten Dealing Days prior to the Maturity Date;

“Accounts” means the published annual report and audited consolidated accounts of the Group or (if applicable) the Enlarged Group as at and for the financial year ended on the Accounts Date;

“Accounts Date” means 30 September 2006 or, if later, the final day of the financial year for which the Company has most recently published its annual audited accounts;

“Accredited Investor” has the meaning given in Rule 501 (a)(1), (2), (3) or (7) of the US Securities Act;

“Acquisition” means the proposed acquisition of more than 50 per cent. of the issued shares in Altadis as described in the Circular;

“Admission” means:

(a)         admission of the New Shares (nil paid) to the Official List becoming effective in accordance with paragraph 3.2.7 of the Listing Rules; and

(b)         admission of the New Shares (nil paid) to trading on the London Stock Exchange’s main market for listed securities becoming effective in accordance with paragraph 2.1 of the Admission and Disclosure Standards;

“Admission and Disclosure Standards” means the Admission and Disclosure Standards of the London Stock Exchange as revised from time to time;

“affiliates” has the meaning given in Rule 405 or in Rule 501(b) under the US Securities Act (as applicable in the context used);

“Agreed Proportions” means:

(a)         where the Gross Proceeds are less than or equal to £4.25 billion:

(i)          40 per cent. in relation to Hoare Govett;

(ii)         40 per cent. in relation to Morgan Stanley; and

(iii)        20 per cent. in relation to Citigroup;

(b)         where the Gross Proceeds are greater than £4.25 billion but less then £4.722222222 billion, the Relevant Percentage; and

(c)         where the Gross Proceeds are equal to or greater than £4.722222222 billion:

(i)          36 per cent. in relation to Hoare Govett;

(ii)         36 per cent. in relation to Morgan Stanley;

(iii)        18 per cent. in relation to Citigroup; and

(iv)        10 per cent. in relation to Lehman Brothers;

“Altadis” means Altadis, S.A.;

“Altadis Group” means Altadis and its subsidiaries and subsidiary undertakings from time to time;

“Associate” means in relation to a party (the “first person”) each of its affiliates, subsidiaries, branches (including in the case of Hoare Govett, ABN AMRO Rothschild) holding companies and subsidiaries of any such holding companies and each of their and the first person’s respective officers, directors, employees and agents (other than another party);

“aval” means a guarantee to be issued pursuant to the Equity Bridge Facility or the Senior Credit Facility (as the case may be);

“Banks” means the Sponsor and the Underwriters and “Bank” means any one of them;

“certificated” or “in certificated form” means, in relation to Shares, not in uncertificated form;

“Circular” means the circular in the agreed form to be despatched by the Company to all shareholders entitled thereto giving details of the proposed Acquisition;

“Circular Press Announcement” means the press announcement in the agreed form to be issued by the Company in relation to the despatch of the Circular and containing the legend set forth in Rule 135e under the US Securities Act;

“Circular Verification Notes” means the verification notes in the agreed form prepared for the purpose of substantiating the accuracy and completeness of the information contained in the Circular and the Circular Press Announcement;

“Circular Working Capital Report” means the working capital report in the agreed form in respect of the Group prepared by the Reporting Accountants for the purposes of the Circular, including any updates and supplements;

“Citigroup Engagement Letter” means the letter dated 12 March 2007 between the Company and the Sponsor and the supplemental letter dated on or around 17 July 2007 between the same parties;

“Companies Act” means the Companies Act 1985;

“Condition” means a condition set out in clause 2.1 and “Conditions” means every Condition;

“CREST” means the relevant system (as defined in the Regulations) in respect of which CRESTCo is the Operator (as defined in the Regulations);

“CRESTCo” means CRESTCo Limited;

“Dealing Day” means a day on which dealings in domestic securities may take place on, and with the authority of, the London Stock Exchange;

“directed selling efforts” has the meaning given in Regulation S;

“Directors” means the directors of the Company for the time being;

“DTRs” means the disclosure and transparency rules made by the FSA pursuant to Part VI of the FSMA, as revised from time to time;

“EGM” means the extraordinary general meeting of the Company to be convened for the EGM Date pursuant to the notice of meeting set out in the Circular and at which the Resolution is to be proposed and includes any adjournment thereof;

“EGM Date” means the date of the EGM set out in the notice of meeting in the Circular;

“Engagement Letters” means the Hoare Govett Engagement Letter, the Morgan Stanley Engagement Letter, the Lehman Brothers Engagement Letter and the Citigroup Engagement Letter;

“Enlarged Group” means the Group as enlarged by the Altadis Group following completion of the Acquisition and “Enlarged Group Company” means any member of such group;

“Environment” means all or any of land (including without limitation land under water), water (including without limitation water under land or in drains or sewers and coastal and inland waters), air (including without limitation the air within buildings and the air within other natural or man-made structures above or below ground), eco-systems, artificial and man-made buildings, structures or enclosures above or below ground and all human plant or animal life and living organisms or systems supported by those media and property;

“Environmental Law” means any and all laws, by-laws, common laws or other laws or legislation made by a competent authority and all rules, regulations, ordinances, orders, notices, directives, practices, guidance notes, circulars and codes made pursuant to the same and any authoritative judicial or administrative interpretation of each as is in force or applied or imposed from time to time (including without limitation any environmental standard imposed by law or, in the absence of any such law, the standard required to be met by any competent authority or in the absence of any such standard to be met by any competent authority, the standard adopted or applied by any competent authority) which have as their purpose:

(a)         the prevention of harm or damage to the Environment; and/or

(b)         the provision of remedies or compensation for harm or damage to the Environment; and/or

(c)         the control of the introduction, emission, discharge or release or escape of Hazardous Materials; and/or

(d)         the transportation, storage, treatment, recovery, recycling or disposal of Hazardous Materials; and/or

(e)         the investigation, mitigation, remediation, abatement, containment, limitation or removal of Hazardous Materials in the Environment; and/or

(f)          town and country planning;

“Equity Bridge Facility” means the debt facility in the agreed form to finance initially the equity component of the funds required by the Company to finance the Acquisition;

“FCPA” means the US Foreign Corrupt Practices Act of 1977, as amended, including the rules and regulations thereunder;

“Final Posting Date” shall have the meaning given to it in clause 2.5;

“Form 20-F” means the most recent Annual Report on Form 20-F filed by the Company with the US Securities and Exchange Commission;

“Form of Proxy” means the form of proxy in the agreed form for use in connection with the EGM;

“FSA” means the Financial Services Authority in its capacity as the competent authority for the purposes of Part VI of the FSMA and in the exercise of its functions in respect of admission to the Official List otherwise than in accordance with Part VI of the FSMA;

“FSMA” means the Financial Services and Markets Act 2000;

“Fully Paid Rights” means fully paid rights to acquire New Shares;

“general advertising” shall be construed in the manner that such term is used in Rule 502(c) under the US Securities Act;

“general solicitation” shall be construed in the manner that such term is used in Rule 502(c) under the US Securities Act;

“Gross Proceeds” means the product of the number of New Shares and the Issue Price;

“Group” means the Company and its subsidiaries and subsidiary undertakings and the expression “Group Company” means any of them;

“Hazardous Materials” means any and all matter (whether alone or in combination with other matter) which is or may be explosive, oxidising, reducing, hazardous, polluting, contaminating, toxic, carcinogenic, radioactive, noxious, flammable, irritant, harmful, infectious, teratogenic, mutagenic, ecotoxic, corrosive or caustic and whether it be in solid, liquid or gaseous form and any electricity, heat, vibration, noise or other radiation, or any odour;

“Hoare Govett Engagement Letter” means the letter dated 19 April 2007 between the Company and Hoare Govett;

“Indemnified Persons” has the meaning given to it in clause 14;

“International Accounting Standards” or “IAS” means the international accounting standards, within the meaning of EC Regulation No. 1606/2002 of the European Parliament and the Council of 19 July 2002 on the application of international accounting standards, adopted from time to time by the European Commission in accordance with that Regulation;

“Interim Results” means the most recent unaudited six months interim results, if any, made publicly available by the Group or (if applicable) the Enlarged Group, after the Accounts Date;

“Investor Presentation” means the investor presentation to be used by the Company for the purposes of pre-marketing the Rights Issue;

“Issue Documents” means the Circular, the Rights Issue Press Announcement, the Prospectus, any Supplementary Prospectus, the Investor Presentation, the Form of Proxy, the Provisional Allotment Letter, the US Wrap and the US Investor Letter;

“Issue Price” means a price per New Share equal to the nominal value of a New Share;

“Lehman Brothers Engagement Letter” means the letter dated 14 June 2007 between the Company and Lehman Brothers;

“Listing Rules” means the listing rules made by the FSA pursuant to Part VI of the FSMA, as revised from time to time;

“London Stock Exchange” means London Stock Exchange plc;

“Losses” means all losses, claims, costs, damages, liabilities, charges and expenses (including reasonable fees/costs and expenses of legal counsel incurred in connection with the investigation of, preparation for, defence of, or participation as principal or witness in any enquiry, inspection or investigation or any pending or threatened litigation or proceedings);

“Material Subsidiary” means any subsidiary of the Company whose net assets or pre-tax profit, at any time after the date of this agreement, equal or exceed five per cent. (5%) of the consolidated net assets or adjusted consolidated pre-tax profit of the Group or the Enlarged Group (as applicable) at that time, and for the purposes of the above:

(a)         the consolidated net assets of the Group or the Enlarged Group (as applicable) shall be the consolidated net assets of the Group or the Enlarged Group (as applicable) ascertained by reference to the latest audited published consolidated accounts of the Group or the Enlarged Group (as applicable);

(b)         the adjusted consolidated pre-tax profit of the Group or the Enlarged Group (as applicable) shall be the aggregate of:

(i)          the consolidated pre-tax profit of the Group or the Enlarged Group (as applicable) ascertained by reference to the latest audited published consolidated accounts of the Group or the Enlarged Group (as applicable); and

(ii)         the consolidated pre-tax profit (the pre-acquisition profit) of any subsidiary which became a member of the Group or the Enlarged Group (as applicable) during the period for which the latest audited published consolidated accounts of the Group or the Enlarged Group (as applicable) were prepared (an acquired subsidiary) for the part of that period which falls before the effective date of such acquisition calculated in accordance with approved accounting standards used in the preparation of the latest audited published accounts of the Group or the Enlarged Group (as applicable);

(c)         the net assets of any subsidiary shall be the net assets of that subsidiary calculated in accordance with approved accounting standards used in the preparation of the latest audited published accounts of the Group or the Enlarged Group (as applicable); and

(d)         the pre-tax profit of any subsidiary shall be the pre-tax profit of that subsidiary calculated in accordance with approved accounting standards used in the preparation of the latest audited published accounts of the Group or the Enlarged Group (as applicable) plus, in the case of any acquired subsidiary, an amount equal to any pre-acquisition, pre-tax profit, and for the purposes of the above, net assets in respect of the Group or the Enlarged Group (as applicable) or any such subsidiary means the fixed assets and current assets of the Group or the Enlarged Group or that subsidiary (as the case may be); and

a subsidiary of the Company to which has been transferred (whether by one transaction or a series of transactions, related or not) the whole or substantially the whole of the assets of a subsidiary which immediately prior to those transactions was a Material subsidiary;

“Maturity Date” means 17 July 2008, the maturity date under the Equity Bridge Facility;

“Morgan Stanley Engagement Letter” means the letter dated 28 June 2007 between the Company and Morgan Stanley;

“MTM instruction” means a Many to Many (“MTM”) instruction given to CREST in relation to the acceptance of the offer of New Shares in uncertificated form;

“Net Proceeds” means the lesser of (i) the sterling equivalent as at the Posting Date as notified to Hoare Govett (on behalf of the Banks) by Citibank International PLC, London Branch as Facility Agent under the Equity Bridge Facility of the amount outstanding under the Equity Bridge Facility; and (ii) £5.4 billion;

“New Shares” means such number of new Shares proposed to be allotted pursuant to this agreement at the Issue Price such that the proceeds (net of fees, commissions and expenses) are an amount equal to the Net Proceeds;

“Nil Paid Rights” means the New Shares in nil paid form provisionally allotted to Qualifying Holders (other than Prohibited Holders) in connection with the Rights Issue;

“OECD Convention” means the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

“OFAC” means the Office of Foreign Assets Control of the US Department of the Treasury;

“Offer” means the offer by which the Acquisition is proposed to be achieved;

“Official List” means the Official List of the FSA;

“Part 6 Rules” means the DTRs, the Listing Rules and the Prospectus Rules;

“Posting Date” means the date on which the Company publishes the Prospectus;

“Press Announcements” means the Circular Press Announcement and the Rights Issue Press Announcement;

“Previous Announcements”  means all documents issued and announcements made by or on behalf of the Company or any member of the Group to the public or the press since the Accounts Date;

“Prohibited Holders” means Qualifying Holders with registered addresses in the United States, Canada, Japan, Australia and the Republic of South Africa save any US Shareholder who has satisfied the Company and Hoare Govett (acting for and on behalf of the Banks) that it is permitted to participate in the Rights Issue and who is both an Accredited Investor and a QIB;

“Prospectus” means the prospectus of the Company to be published in connection with the Rights Issue containing, inter alia, details of the New Shares (including any Supplementary Prospectus);

“Prospectus Rules” means the rules made for the purposes of Part VI of the FSMA in relation to offers of securities to the public and admission of securities to trading on a regulated market, as revised from time to time;

“Prospectus Verification Notes” means the verification notes to be prepared for the purpose of substantiating the accuracy and completeness of the information contained in the Prospectus, the Rights Issue Press Announcement and the Investor Presentation;

“Prospectus Working Capital Report” means the working capital report in respect of the Enlarged Group to be prepared by the Reporting Accountants for the purposes of the Prospectus, including any updates and supplements.

“Provisional Allotment Letter” means the form of renounceable provisional allotment letter to be issued in connection with the Rights Issue by the Company to Qualifying Non-CREST Holders (other than Prohibited Shareholders) in respect of the Nil Paid Rights;

“QIBs” means qualified institutional buyers as defined in Rule 144A;

“Qualifying CREST Holders” means Qualifying Holders whose Shares on the register of members of the Company at the close of business on the Record Date are in uncertificated form;

“Qualifying Holders” means the holders of Shares whose names are on the register of members of the Company at the close of business on the Record Date;

“Qualifying Non-CREST Holders” means Qualifying Holders whose Shares on the register of members of the Company at the close of business on the Record Date are in certificated form;

“Record Date” means the fifth Dealing Day prior to the Posting Date;

“Registrars” means the registrars of the Company for the time being;

“Regulation S” means Regulation S under the US Securities Act;

“Regulation” means the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755);

“Regulatory Information Service” means a regulatory information service that is on the list of regulatory information services maintained by the FSA for the time being;

“Relevant Percentage” means:

(a)         in relation to each of Hoare Govett, Morgan Stanley and Citigroup, A/B x X; and

(b)         in relation to Lehman Brothers, (B-A)/B x 100,

where:

A = 4,250,000,000;

B = the sterling amount of the Gross Proceeds; and

X = the percentage relating to the relevant Underwriter set out in sub-paragraph (a) of the definition of Agreed Proportions;

“Reporting Accountants” means the accountants engaged in connection with the Rights Issue;

“Resolution” means the resolution set out in the notice convening the EGM to be contained in the Circular;

“Rights Issue” means the proposed offer of the New Shares by way of rights to Qualifying Holders (other than Prohibited Holders) at the Issue Price on the basis of such number of New Shares to existing Shares held at the close of business on the Record Date such that the proceeds (net of fees, commissions and expenses) from the proposed offer are not less than an amount equal to the Net Proceeds, fully underwritten by the Underwriters and otherwise on and subject to the terms and conditions set out or referred to in the Prospectus and the Provisional Allotment Letter;

“Rights Issue Press Announcement” means the press announcement to be issued by the Company on the Posting Date in relation to the Rights Issue and containing the legends required by Rule 135e of the US Securities Act;

“Rule 144A” means Rule 144A under the US Securities Act;

“Senior Credit Facility” means the debt facility in the agreed form to finance the debt component of the funds required by the Company to finance the Acquisition;

“Shares” means ordinary shares of 10 pence each in the capital of the Company;

“Similar Proceedings” has the meaning given in Warranty 8 of Part A and Warranty 8 of Part B of schedule 2;

“Supplementary Prospectus” means any supplementary prospectus published by the Company in accordance with the FSMA and the Prospectus Rules which is supplementary to the prospectus of the Company to be published in connection with the Rights Issue;

“taken up” has the meaning given in clause 9.1;

“Target Reporting Accountants” means Deloitte, S.L.;

“Tax” means all taxes, levies, imposts, duties, charges or withholdings of any nature whatsoever whether of the United Kingdom or elsewhere and wherever imposed, together with all penalties, charges and interest relating to any of the foregoing and regardless of whether chargeable directly or primarily against or attributable directly or primarily to a Group Company or any other person;

“Uncertificated” or “in uncertificated form” means, in relation to Shares, title to which is recorded on the register of members of the Company as being held in uncertificated form, with title which may (by virtue of the Regulations) be transferred by means of CREST;

“United States” or “US” means the United States of America, its territories and possessions, any State of the United States of America and the District of Columbia;

“US Exchange Act” means the United States Securities Exchange Act of 1934;

“US Investment Company Act” means the United States Investment Company Act of 1940;

“US Investor Letter” means the letter to be used in connection with the Rights Issue;

“US Securities Act” means the United States Securities Act of 1933;

“US Shareholder” means a Qualifying Holder with a registered address in the United States or who is a US person (as defined in Regulation S);

“US Wrap” means the pages supplemental to the Prospectus containing information specifically relating to the United States (in addition to the information in the Prospectus) for distribution to certain US Shareholders;

“VAT” means value added tax; and

“Warranties” means the warranties given pursuant to clause 12 and set out in schedule 2.

1.2            In this agreement, unless otherwise specified, reference to:

(a)         “includes” and “including” shall mean including without limitation;

(b)         a “subsidiary undertaking” is to be construed in accordance with section 258 of the Companies Act, and a “subsidiary” is to be construed in accordance with section 736 of the Companies Act;

(c)         a “party” means a party to this agreement and includes its permitted assignees and/or the successors in title to that part of its undertaking which includes this agreement;

(d)         a “person” includes any person, individual, company, firm, corporation, government, state or agency of a state or any undertaking or organisation (whether or not having separate legal personality and irrespective of the jurisdiction in or under the law of which it was incorporated or exists);

(e)         a statute or statutory instrument or any of their provisions is to be construed as a reference to that statute or statutory instrument or such provision as the same may have been or may from time to time hereafter be amended or re-enacted;

(f)          recitals, clauses, paragraphs, or schedules are to recitals, clauses and paragraphs of and schedules to this agreement; the schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the recitals and the schedules;

(g)         writing shall include typewriting, printing, lithography, photography and other modes of representing words in a legible form (other than writing on an electronic or visual display screen) or other writing in non-transitory form;

(h)         words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders; and

(i)          the time of day is reference to time in London, England.

1.3            In this agreement any reference to a document being in the agreed form means a document initialled, for the purposes of identification only, by the Company, and the Banks or by Ashurst on their behalf.

1.4            The obligations of the Banks under this agreement shall be several and not joint or joint and several. Where Hoare Govett is expressed in this agreement to act for and on behalf of the Banks or the Underwriters, each of the other Banks or Underwriters (as the case may be) hereby confirms and agrees that Hoare Govett has full power and authority to act on its behalf.

2.              CONDITIONS

2.1            The obligations of the Banks are subject to the following Conditions (other than the obligations of the Banks under clauses 2.5, 4.1, 4.3, 10.7, 10.8 and 10.9 which are subject to the Conditions in paragraphs (a) to (e), (k) and (l) below) and the obligations of the Company under clauses 3, 5.1, 5.4, 5.5, 5.6, 6, 7, 8 and 9 are subject to the Conditions in paragraphs (a), (d) and (e) below:

(a)         the Offer becoming or being declared by the Company to be unconditional in all respects;

(b)         no equity offering(s) of whatsoever nature (including without limitation any offering(s) of securities which are exchangeable or convertible into equity, and any offering(s) of hybrid securities) having been completed following the date of this agreement and prior to the Posting Date under which the Company has received proceeds (net of fees, commissions and expenses) at least equal in aggregate to the Net Proceeds;

(c)         no underwriters other than the Underwriters having been appointed to conduct an equity offering of whatsoever nature (including without limitation any offering of securities which are exchangeable or convertible into equity, and any offering of hybrid securities) between the date of this agreement and the Posting Date (provided that, for the avoidance of doubt, the Company shall not be in breach of this Condition if it is acting strictly in accordance with and in the circumstances contemplated by clause 10.9 until such time as an underwriter or underwriters are appointed pursuant to that clause);

(d)         the passing of the Resolution at the EGM (without amendment);

(e)         the Equity Bridge Facility having been drawn down in whole or in part and/or an aval having been issued under the Equity Bridge Facility;

(f)          the release of the Rights Issue Press Announcement to a Regulatory Information Service by not later than 8.00 a.m. on the Posting Date;

(g)         the formal approval by the FSA of the Prospectus as a prospectus by not later than the Posting Date;

(h)         the posting of the Prospectus in accordance with clause 5.4(b);

(i)          the filing of a copy of the Prospectus with the FSA;

(j)          the posting of Provisional Allotment Letters in accordance with clause 5.4(c)(i) and the crediting of stock accounts by CRESTCo as referred to in clause 5.4(c)(ii);

(k)         the Company not being in breach of any of its obligations under this agreement (other than in respect of the Warranties) which fall to be performed prior to Admission;

(l)          there being no breach, as at the date of this agreement, or at any time prior to Admission, of any of the Warranties set out in paragraphs 9, 11 and 17 of part A of schedule 2 and there being no breach, immediately prior to Admission, of any of the Warranties set out in paragraphs 9, 11 and 17 of part B of schedule 2;

(m)        the delivery by the Company to the Banks immediately prior to Admission of a certificate signed by a director of the Company in the form set out in schedule 3 (except that inclusion of paragraph 5 of such certificate shall not constitute a Condition);

(n)         the delivery to Hoare Govett (acting for and on behalf of the Banks) of the documents referred to in schedule 1 at the times specified therein (provided that this Condition shall be deemed to have been satisfied, notwithstanding the documents in paragraphs 4.9, 4.20, 6.5 and 6.6 of schedule 1 have not been addressed to the Banks, if the Company has complied with the provisions of clauses 5.7, 5.8 and 5.9);

(o)         each condition to enable the Nil Paid Rights and the Fully Paid Rights to be admitted as participating securities (as defined in the Regulations) in CREST (other than allotment of the New Shares and Admission) being satisfied on or before the Posting Date;

(p)         to the extent an event referred to in section 87G of the FSMA arises between the time of publication of the Prospectus and the time of Admission, the publication of a Supplementary Prospectus by or on behalf of the Company before Admission; and

(q)         Admission taking place by no later than 8.30 a.m. on the first Dealing Day after the Posting Date or such later time or date as may be agreed between the Company and Hoare Govett (acting for and on behalf of the Banks).

2.2            The Company shall use its reasonable endeavours to procure the fulfilment of the Conditions.

2.3            If any of the Conditions in clauses 2.1 (a) to (e) shall not have been fulfilled (or waived in writing by Hoare Govett (acting for and on behalf of the Banks)) or shall have become incapable of fulfilment on or before the date or time specified for the fulfilment thereof or (if later) by the date ten days prior to the Maturity Date (or such later date and/or time as Hoare Govett (acting for and on behalf of the Banks) and the Company may agree), this agreement shall cease and determine and except as regards any breach of any provision of this agreement which has occurred prior to such termination no party shall have any claim against any other party for any costs, damages, compensation or otherwise save that:

(a)         to the extent due or accrued for payment the Company shall pay the commissions, fees and expenses referred to in clauses 11.1(a), 11.3, 11.4, 11.5, 11.6 and 11.7 (subject as provided therein);

(b)         the provisions of clause 1, this clause 2.3 and clauses 11, 13, 14, 15, 16.1, 16.4 and 17 to 22 (inclusive) (but not 18.1 or 18.8) shall remain in full force and effect; and

(c)         the Engagement Letters shall remain in full force and effect in accordance with their respective terms,

and the Sponsor shall, on behalf of the Company, withdraw any applications made to the FSA and the London Stock Exchange in connection with Admission and the Company shall make an announcement to that effect to a Regulatory Information Service.

2.4            If any of the Conditions in paragraphs (f) to (q) of clause 2.1 shall not have been fulfilled (or waived in writing by Hoare Govett (acting for and on behalf of the Banks)) or shall have become incapable of fulfilment on or before the date or time specified for the fulfilment thereof or (if later) by no later than 8.30 a.m. on the first Dealing Day after the Posting Date in respect of any particular Rights Issue undertaken pursuant to this agreement then:

(a)         in relation to that Rights Issue only, all obligations of the Banks shall cease and determine; and

(b)         if such failure to satisfy such Condition is (in the reasonable opinion of the Banks) incapable of remedy and material in the context of the Company’s ability to implement a Rights Issue in accordance with the terms of this agreement, or if any of the Conditions in clauses 2.1(f) to (q) shall not have been fulfilled (or waived in writing by Hoare Govett (acting for and on behalf of the Banks)) at the latest by 8.30 a.m. on the first Dealing Day after the Final Posting Date, then this agreement shall cease and determine and except as regards any breach of any provision of this agreement which has occurred prior to such termination no party shall have any claim against any other party for any costs, damages, compensation or otherwise save that:

(i)          to the extent due or accrued for payment the Company shall pay the commissions, fees and expenses referred to in clauses 11.1(a), 11.3, 11.4, 11.5, 11.6 and 11.7 (subject as provided therein);

(ii)         the provisions of clause 1, this clause 2.4 and clauses 11, 13, 14, 15, 16.1, 16.4 and 17 to 22 (inclusive) (but not 18.1 or 18.8) shall remain in full force and effect; and

(iii)        the Engagement Letters shall remain in full force and effect in accordance with their respective terms,

and the Sponsor shall, on behalf of the Company, withdraw any applications made to the FSA and the London Stock Exchange in connection with Admission and the Company shall make an announcement to that effect to a Regulatory Information Service.

2.5            The Posting Date shall be a Dealing Day to be agreed in good faith between the Company and Hoare Govett (acting for and on behalf of the Banks), having regard to market conditions and the requirements of the FSMA, the Part 6 Rules, the rules and regulations of the London Stock Exchange (including the Admission and Disclosure Standards) and all other relevant laws and regulations of the United Kingdom and elsewhere and all applicable requirements of any regulatory body, and the reasonable requirements of the Banks to conduct due diligence (such due diligence being of a nature reasonably sufficient to allow counsel for the Company and the Banks to prepare and deliver to the Banks 10b 5 disclosure letters in the agreed form (subject to any changes agreed with the Banks necessary to enable such disclosure letters to be given)), with the aim of providing the Net Proceeds as soon as reasonably practicable after completion of the Acquisition by any member of the Group. The Acceptance Date will be the day 21 days after the Posting Date (or, if such day is not a Dealing Day, the next Dealing Day thereafter). In the absence of agreement between the Company and Hoare Govett (acting for and on behalf of the Banks), the Posting Date shall be such Dealing Day as will ensure that the Acceptance Date (being the day 21 days after the Posting Date (or, if such day is not a Dealing Day, the next Dealing Day thereafter)) is the Dealing Day ten Dealing Days prior to the Maturity Date (such Posting Date being the “Final Posting Date”).

3.              THE FINANCIAL SERVICES AUTHORITY, THE LONDON STOCK EXCHANGE AND CREST

3.1            The Company confirms to the Banks that it will, at its own expense, make application:

(a)         to the FSA:

(i)          for formal approval of the Prospectus as a prospectus pursuant to the Prospectus Rules; and

(ii)         for the admission of the New Shares to the Official List; and

(b)         to the London Stock Exchange for admission of the New Shares to trading on its main market for listed securities,

and that it will supply to the FSA and the London Stock Exchange respectively all the documents required to be provided by the Company in such applications.

3.2            When appropriate after the date of this agreement, the Company shall deliver to CRESTCo security application forms in respect of the Nil Paid Rights and the Fully Paid Rights to the extent it has not already done so prior to the date of this agreement.

3.3            The Company will deliver to Hoare Govett (acting for and on behalf of the Banks) prior to the Posting Date an undated letter in the agreed form from the Company to CREST confirming that each condition to enable the Nil Paid Rights and the Fully Paid Rights and the New Shares to be admitted as participating securities in CREST has been satisfied, such letter to be dated and delivered to CREST immediately following satisfaction of the relevant conditions.

3.4            The Company shall supply all such information and documentation, give all such undertakings, execute all such documents, pay all such fees and generally do or procure to be done all such things:

(a)         as may be necessary or required by the FSA or the London Stock Exchange for the purpose of obtaining the approval and the grant of Admission;

(b)         as may be necessary or required to enable the Nil Paid Rights and the Fully Paid Rights to be admitted as participating securities (as defined in the Regulations) in CREST; and

(c)         as may be necessary or required to comply with the Part 6 Rules, the Admission and Disclosure Standards, the FSMA and the Companies Act in connection with Admission.

4.              APPOINTMENTS

4.1            The Company confirms the appointment of Hoare Govett as joint broker and listing agent, Morgan Stanley as joint broker and financial adviser, Lehman Brothers as financial adviser, Citigroup as lead financial adviser and the Sponsor as sponsor in connection with the Rights Issue on and subject to the terms of this agreement and each of Hoare Govett, Morgan Stanley, Lehman Brothers, Citigroup and the Sponsor hereby accepts such appointments and shall, to the extent consistent with its role as broker, listing agent and/or financial adviser (as the case may be), give the Company all reasonable assistance in connection with Admission and the Rights Issue.

4.2            Each of the appointments under clause 4.1 confers on each of the Underwriters and the Sponsor all powers, authorities and discretions on behalf of the Company which are necessary for, or incidental to, the performance of their respective functions in connection with the Rights Issue (including, without limitation, the power to appoint agents or to delegate the exercise of any of its powers, authorities or discretions to such other persons as it sees fit provided that notwithstanding such appointment or delegation, it shall remain liable to the Company for the performance of its obligations hereunder) and the Company hereby agrees to ratify and confirm everything which the Underwriters and the Sponsor (or their duly appointed agents or delegates) shall lawfully do in the exercise of such appointment, powers, authorities and discretions upon and subject to the terms and conditions set out in this agreement.

4.3            The Company acknowledges the Sponsor’s responsibilities as sponsor will be owed solely to the FSA and that by agreeing to act as sponsor for the purposes of the Listing Rules, no duties or obligations are extended to any other person, including any of the parties to this agreement, except as expressly provided for in this agreement. The Sponsor shall, to the extent consistent with its role as sponsor as contemplated by this agreement, give to the Company all reasonable assistance in connection with the application for Admission (including, without limitation, the delivery of such information or documents as may be required by the FSA or the London Stock Exchange in connection with Admission). To the extent that the Sponsor does not provide such reasonable assistance or any such information or documents, and the Sponsor does not remedy such omission within 5 days of a written request by the Company, the Company shall be entitled forthwith to terminate the appointment of the Sponsor as sponsor and to appoint another person on the list in schedule 6 (subject to a right of first refusal in favour of the other Banks, provided that one of such Banks shall have accepted such appointment within 48 hours of the termination of the appointment of the Sponsor) as sponsor in connection with Admission.

4.4            Without prejudice to the obligations of the Sponsor under this agreement, the Company undertakes that it will (so far as is within its powers) at any time before or after the date on which Admission becomes effective provide to the Sponsor all information and assistance reasonably requested by the Sponsor in the performance of its functions and duties as sponsor under this agreement or that may reasonably be required by the Sponsor to satisfy its obligations under the Listing Rules, including (without limitation) to provide to the FSA any information or explanation as the FSA may require for the purpose of verifying whether the Listing Rules are being and have been complied with by the Sponsor or by the Company.

4.5            The Company confirms that it will, prior to the posting of the Prospectus, instruct the Registrars to act as receiving bankers and registrars in connection with the Rights Issue, and to perform the obligations assigned to them under the Prospectus, the Provisional Allotment Letters and this agreement as receiving bankers and registrars.

5.              OBLIGATIONS OF THE COMPANY

5.1            The Company shall procure that there are delivered to Hoare Govett (acting for and on behalf of the Banks) the documents referred to in schedule 1 at the times specified in, and otherwise in accordance with the requirements of, that schedule.

5.2            The Company shall use all reasonable endeavours to assist the Banks in conducting their due diligence review of the Enlarged Group, including without limitation providing the information reasonably required by the Banks’ counsel, Ashurst, in connection with the delivery of their 10b-5 disclosure letter and US and English law opinions and the Reporting Accountants in connection with the delivery of the SAS 72 and international comfort letters referred to in schedule 1.

5.3            The Company will not apply for its Shares to be delisted from the London Stock Exchange or the New York Stock Exchange prior to the Maturity Date other than following a takeover offer for the Company having become or been declared unconditional in all respects or in respect of a scheme of arrangement under section 425 of the Companies Act which is approved by the Court and by the shareholders of the Company under which any person acquires the entire issued share capital of the Company.

5.4            Subject to the Prospectus having been approved by the FSA as a prospectus, the Company shall procure that:

(a)         further copies of the Prospectus, together with any documents incorporated by reference, are made available by or on behalf of the Company in accordance with the Listing Rules;

(b)         the Prospectus is, subject as provided in clause 6, posted to Qualifying Shareholders of the Company (other than Prohibited Holders) by not later than the Posting Date;

(c)         subject to the provisional allotment of the New Shares having been made in accordance with clause 7.1:

(i)          Provisional Allotment Letters are posted to Qualifying Non-CREST Holders (other than Prohibited Holders) on the Posting Date; and

(ii)         the Registrars instruct CRESTCo to credit the stock accounts in CREST of Qualifying CREST Holders (other than Prohibited Holders) with their entitlements to Nil Paid Rights so that they are credited on the first Dealing Day after the Posting Date; and

(d)         the information referred to in paragraph 9.5.5R(1) of the Listing Rules is notified to a Regulatory Information Service as required by the Listing Rules.

5.5            The Company shall notify Hoare Govett (acting for and on behalf of the Banks) immediately of any matter referred to in section 87G of the FSMA which arises between the time that the Prospectus is formally approved by the FSA and 11.00 a.m. on the Acceptance Date and, without prejudice to clauses 2 and 13 shall:

(a)         promptly prepare and deliver to the FSA for approval a Supplementary Prospectus which shall be in a form approved or authorised by the FSA;

(b)         otherwise comply with paragraphs 3.1, 3.2 and 3.4 of the Prospectus Rules; and

(c)         ensure that every matter referred to in section 87G of the FSMA which arises between the time the Prospectus is formally approved by the FSA and 11.00 a.m. on the Acceptance Date shall be dealt with in accordance with section 87G of the FSMA and the Listing Rules.

5.6            If a Supplementary Prospectus is issued by the Company two or less Dealing Days prior to the date specified in the Prospectus as the Acceptance Date (or such later date as may be agreed between the Company and Hoare Govett (acting for and on behalf of the Banks)), the parties agree that the Acceptance Date shall be extended to the date which is three Dealing Days after the date of issue of the Supplementary Prospectus and all dates in this agreement referable to the Acceptance Date shall also be extended mutatis mutandis.

5.7            The Company shall:

(a)         use all reasonable endeavours to procure delivery to Hoare Govett (acting for and on behalf of the Banks) of each of the documents from the Target Reporting Accountants referred to in paragraphs 4.9, 4.20, 6.5 and 6.6 of schedule 1 (at each of the times specified therein) addressed, in each case, to the Banks (the “Comfort Letters”); and

(b)         notify the Banks at least 10 Dealing Days prior to the Posting Date if it will not be able to procure delivery of the Comfort Letters in accordance with sub-clause (a) above.

5.8            If the Company fails (having used all reasonable endeavours as set out in clause 5.7(a)), to procure delivery of the Comfort Letters referred to in paragraphs 4.9 and 6.5 of schedule 1) it shall, as soon as reasonably practicable following notification to the Banks pursuant to clause 5.7(b), appoint each of the Underwriters as joint sponsor (together with the Sponsor) on the same terms of appointment as the Sponsor (except that there shall be no additional fee due to the Underwriters in respect of such appointments) to ensure such Comfort Letters can be given by the Target Reporting Accountants addressed to the joint sponsors, and the delivery of such letters so addressed and at the appropriate times shall constitute Conditions.

5.9            If the Company fails (having used all reasonable endeavours as set out in clause 5.7(a)), to procure delivery of the Comfort Letters referred to in paragraphs 4.20 and 6.6 of schedule 1), it is acknowledged by the Company that no offering of New Shares or Provisional Allotment Letters will be made to any US Shareholders or US persons in connection with the Rights Issue, irrespective whether such shareholders are Accredited Investors and/or QIBs, and the Rights Issue shall be conducted outside the US only in accordance with Regulation S.

6.              CERTAIN OVERSEAS SHAREHOLDERS

6.1            The Company shall procure that, except with the consent of Hoare Govett (acting for and on behalf of the Banks), no copies of the Prospectus nor any Provisional Allotment Letters shall be posted to (in the case of shareholders who hold their Shares in certificated form), and no Nil Paid Rights shall be credited to member accounts maintained within CREST by (in the case of shareholders who hold Shares in uncertificated form), Prohibited Holders or US Shareholders, but the parties hereto agree that copies of the US Wrap, the Prospectus, the Provisional Allotment Letter and a copy of the Company’s Form 20-F shall be posted to certain US Shareholders who are both Accredited Investors and QIBs and who have satisfied Hoare Govett (acting for and on behalf of the Banks) and the Company that they may take up their entitlement to the New Shares in accordance with an applicable exemption from US securities laws. The New Shares attributable to the entitlements of Prohibited Holders (except those referred to in the previous sentence) shall be dealt with in accordance with clause 8.

6.2            Each of the parties acknowledges and agrees that offers and sales of the Provisional Allotment Letters, the Nil Paid Rights and the Fully Paid Rights and the New Shares will be made as described in the Prospectus and the US Wrap, as applicable, and any amendment or supplement thereto and in accordance with the terms of this agreement.

6.3            Each of the parties acknowledges and agrees (for itself and on behalf of its respective affiliates and persons acting on their behalf) that the Provisional Allotment Letters, the Nil Paid Rights, the Fully Paid Rights and the New Shares have not been and will not be registered under the US Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, a US person within the meaning of Regulation S except pursuant to an exemption from, or in a transaction not subject to the registration requirements of, the US Securities Act, and except to a limited number of institutional investors that are Accredited Investors and QIBs and pursuant to the procedures established in the Rights Issue to qualify for exemption from registration under the US Securities Act, including receipt of the US Investor Letters.

6.4            The Company agrees to comply with the terms of the US selling restrictions set out in paragraphs 19.1, 19.2, 19.3 and 19.5 of Part A of schedule 2 and paragraphs 21.1, 21.2, 21.3 and 21.5 of Part B of schedule 2.

6.5            Each Bank represents and warrants to, and agrees with, the Company that in connection with the Rights Issue:

(a)         it has not engaged and will not engage in and none of its affiliates or any person acting on its behalf has engaged in, or will engage in, any form of general solicitation or general advertising in the United States in connection with any offer or sale of the Provisional Allotment Letters, the Nil Paid Rights, the Fully Paid Rights or the New Shares;

(b)         it has not engaged, and will not engage, in and none of its affiliates or any person acting on its behalf has engaged in, or will engage in, any directed selling efforts with respect to the Provisional Allotment Letters, the Nil Paid Rights, the Fully Paid Rights or the New Shares; and

(c)         it will offer and solicit offers of Provisional Allotment Letters, Nil Paid Rights, Fully Paid Rights and New Shares only to persons in the United States and US persons that are both institutional Accredited Investors and QIBs pursuant to the procedures established for the Rights Issue to qualify for exemption from registration under the US Securities Act, including receipt of the US Investor Letters.

6.6            The Company shall use all reasonable endeavours to ensure that any Provisional Allotment Letter and any Nil Paid Rights, Fully Paid Rights or New Shares delivered to US Shareholders are in certificated form and the Registrars shall attach the following legend to each of the certificates for, or other written evidence of, the Nil Paid Rights, the Fully Paid Rights or the New Shares:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE US SECURITIES ACT OF 1933, AS AMENDED, (THE “US SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAW. BY ITS ACCEPTANCE OF THE ORDINARY SHARES THE PURCHASER REPRESENTS THAT IT IS BOTH AN INSTITUTIONAL ACCREDITED INVESTOR AS THAT TERM IS DEFINED IN RULE 501 (a), (1), (2), (3) or (7) OF THE US SECURITIES ACT (“ACCREDITED INVESTORS”) AND A QUALIFIED INSTITUTIONAL BUYER (“QIB”) AS SUCH

TERM IS DEFINED IN RULE 144A UNDER THE US SECURITIES ACT AND THAT IT IS EITHER PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF OTHER PURCHASERS WHO ARE BOTH QIBS AND ACCREDITED INVESTORS AND AGREES (A) THAT THE SECURITIES ARE NOT BEING ACQUIRED WITH A VIEW TO DISTRIBUTION AND ANY RESALE OF SUCH SECURITIES WILL BE MADE ONLY IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE US SECURITIES ACT OR UPON DELIVERY OF AN OPINION OF US COUNSEL REASONABLY SATISFACTORY TO IMPERIAL TOBACCO GROUP PLC (UNLESS THE DELIVERY OF SUCH OPINION IS WAIVED BY IMPERIAL TOBACCO GROUP PLC) TO THE EFFECT THAT THE RESALE IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE US SECURITIES ACT, AND (B) THAT SO LONG AS THE ORDINARY SHARES ARE “RESTRICTED SECURITIES” WITHIN THE MEANING OF RULE 144(A)(3) OF THE US SECURITIES ACT, THEY MAY NOT BE DEPOSITED INTO ANY UNRESTRICTED DEPOSITARY RECEIPT FACILITY.

A RESALE IN ACCORDANCE WITH RULE 904 OF THE US SECURITIES ACT MAY INCLUDE A TRANSACTION WHERE NO DIRECTED SELLING EFFORTS ARE MADE IN THE UNITED STATES, THE OFFER IS NOT MADE TO A PERSON IN THE UNITED STATES AND EITHER (A) AT THE TIME THE BUY ORDER IS ORIGINATED, THE BUYER IS OUTSIDE THE UNITED STATES, OR THE SELLER AND ANY PERSON ACTING ON ITS BEHALF REASONABLY BELIEVE THAT THE BUYER IS OUTSIDE THE UNITED STATES, OR (B) THE TRANSACTION IS EXECUTED IN, OR THROUGH THE FACILITIES OF THE LONDON STOCK EXCHANGE AND NEITHER THE SELLER NOR ANY PERSON ACTING ON ITS BEHALF KNOWS THAT THE TRANSACTION HAS BEEN PRE-ARRANGED WITH A BUYER IN THE UNITED STATES”

7.              ALLOTMENT AND REGISTRATION

7.1            Subject to:

(a)         satisfaction of the Conditions (except that relating to Admission); and

(b)         the FSA having agreed to admit the New Shares to the Official List and the London Stock Exchange having agreed to admit the New Shares to trading on its main market for listed securities (in each case subject only to the provisional allotment of the New Shares), the Company shall procure that the New Shares are provisionally allotted on the Posting Date to Qualifying Holders (including Prohibited Holders) on the basis and otherwise on the terms and subject to the conditions set out in the Prospectus and the US Wrap, as applicable and, in the case of New Shares in certificated form, the Provisional Allotment Letter. The allotment of the New Shares shall be made pursuant to a resolution of the board of Directors (or a duly established and authorised committee thereof). Fractions of New Shares shall not be allotted to Qualifying Holders and the entitlements of Qualifying Holders shall be rounded down to the nearest whole number of New Shares. Fractional entitlements will be aggregated and the resulting number of New Shares and the New Shares attributable to Prohibited Holders shall be dealt with in accordance with clause 8.

7.2            The Company shall procure that, by not later than the third Dealing Day following the Acceptance Date, the provisional allotments of the New Shares which have been taken up are confirmed and the provisional allotments of the New Shares which have not been taken up are cancelled and new allotments thereof made in favour of the persons who, pursuant to clauses 9.4 and/or 10, subscribe for such New Shares. Such confirmation, cancellation and new allotment shall be made pursuant to a resolution of the board of Directors (or a duly established and authorised committee thereof).

7.3            The Company may only exercise its right in the Prospectus to allot (other than in respect of Shares held by Qualifying Non-CREST Holders or US Shareholders) and issue the Nil Paid Rights, the Fully Paid Rights or the New Shares in certificated form if it has first obtained the Underwriters’ prior written consent (such consent not to be unreasonably withheld or delayed).

7.4            The New Shares will, when issued and fully paid, rank pari passu in all respects with the existing issued Shares.

8.              SALE OF CERTAIN NIL PAID RIGHTS

8.1            By not later than 5.00 p.m. on the Posting Date, the Company shall procure that Hoare Govett (acting for and on behalf of the Underwriters) is notified in writing of the number of New Shares which represents the aggregate of fractional entitlements to New Shares arising in respect of the Rights Issue and of the number of New Shares attributable to Prohibited Holders (other than those who may participate in the Rights Issue pursuant to clause 6.1 above) under the Rights Issue. As soon as practicable after Admission, but before 11.00 a.m. on the Acceptance Date the Underwriters shall, as agents of the Company, endeavour to procure buyers for so many of the rights to such New Shares as can be sold nil paid at a premium net of expenses (including value added tax and brokers’ commission), provided that the Underwriters may cease to endeavour to procure any such subscribers if in their opinion there is no reasonable likelihood that any such subscriber(s) can be so procured at such a price.

8.2            Hoare Govett (acting for and on behalf of the Underwriters) shall notify the Company and the Registrars of the details of:

(a)         the persons by whom the rights to the New Shares referred to in clause 8.1 are to be acquired, the number of such rights to be taken by each person and whether such rights are to be received in uncertificated or certificated form; and

(b)         if relevant, the securities accounts within CREST to which such rights as are to be held in uncertificated form are to be credited in accordance with clause 8.3.

8.3            As soon as reasonably practicable after any sales of the rights to the New Shares referred to in clause 8.1:

(a)         the Company shall deliver to Hoare Govett (acting for and on behalf of the Underwriters) (or as it may direct) nil paid Provisional Allotment Letters in such names and denominations as Hoare Govett (acting for and on behalf of the Underwriters) shall have notified under clause 8.2 in respect of those rights to the New Shares referred to in clause 8.1 that have been sold and that are to be allotted in certificated form;

(b)         the Company shall procure that the Registrars instruct CRESTCo to credit those stock accounts in CREST (as notified by Hoare Govett (acting for and on behalf of the Underwriters) under clause 8.2) in respect of those rights to the New Shares referred to in clause 8.1 that have been sold and that are to be allotted in uncertificated form; and

(c)         subject to compliance by the Company with its obligations under clauses 8.2(a) and (b), the Underwriters shall account to the Company or the Registrars for the net proceeds of sale (after deduction of expenses) in respect of the rights to the New Shares referred to in clause 8.1 that have been sold, nil paid.

8.4            The Company shall (or shall procure that the Registrars shall) pay to Prohibited Holders (other than those who may participate in the Rights Issue pursuant to clause 6.1 above) pro rata to their holdings of Shares as at the close of business on the Record Date the net proceeds received by it or by the Registrars in respect of the sale of rights to the New Shares referred to in clause 8.1 attributable to Prohibited Holders (other than those who may participate in the Rights Issue pursuant to clause 6.1 above) as soon as practicable (except that the Company may retain for its own benefit individual amounts of less than

£5.00 per holding). The Company may retain for its own benefit the net proceeds received by it or by the Registrars in respect of the sale of rights to those New Shares representing fractional entitlements.

8.5            Sales of the rights to the New Shares referred to in clause 8.1 shall be deemed to have been made first in respect of rights to New Shares attributable to Prohibited Holders (other than those who may participate in the Rights Issue pursuant to clause 6.1 above) and, to the extent that there are sufficient sales, secondly in respect of rights to New Shares which represent fractional entitlements.

8.6            If any of the rights to the New Shares referred to in clause 8.1 are not so sold by 11.00 a.m. on the Acceptance Date, the New Shares to which they relate shall be dealt with in accordance with clause 9 as New Shares not taken up.

9.              NEW SHARES NOT TAKEN UP

9.1            Subject to clause 9.2, a New Share is to be regarded as “taken up” for the purposes of this agreement if:

(a)         the New Shares are comprised in Provisional Allotment Letters and:

(i)          the Provisional Allotment Letters have, by 11.00 a.m. on the Acceptance Date, been lodged for acceptance (whether by the person to whom they were provisionally allotted or by renouncees of the right to accept allotment) in accordance with the terms of the Prospectus, the US Wrap (if applicable) and the Provisional Allotment Letter, accompanied by cheques or other remittances for the full amount payable in respect of such New Shares (and such cheques or other remittances shall not have been dishonoured within one Dealing Day of the Acceptance Date); or

(ii)         at the discretion of the Company and Hoare Govett (acting for and on behalf of the Underwriters), a cheque or other remittance for the full amount payable in respect of the New Shares (and such cheque or other remittance shall not have been dishonoured within one Dealing Day of the Acceptance Date) is received prior to 11.00 a.m. on the Acceptance Date from an authorised person (as defined in the FSMA) identifying the New Shares concerned and undertaking to lodge the relevant Provisional Allotment Letter duly completed in due course; or

(b)         the entitlement to New Shares is in uncertificated form, and:

(i)          the relevant MTM instruction, containing the information required by the Prospectus, settles by 11.00 a.m. on the Acceptance Date; or

(ii)         at the discretion of the Company (which the Company will not exercise unreasonably) and Hoare Govett (acting for and on behalf of the Underwriters) (A) the relevant MTM instruction, containing the information required by the Prospectus, is received (as described in the Prospectus) by CREST by 11.00 a.m. on the Acceptance Date, (B) a number of New Shares (in nil paid form) at least equal to the number inserted in the MTM instruction is credited to the member account of the relevant CREST member specified in the MTM instruction at 11.00 a.m. on the Acceptance Date and (C) the relevant MTM instruction settles by 1.00 p.m. (or such later time as the Company has determined) on the Acceptance Date.

9.2            Notwithstanding clause 9.1, New Shares shall be deemed not to have been taken up where:

(a)                            they are comprised in a Provisional Allotment Letter which has been lodged for acceptance; or

(b)                           they are the subject of an MTM instruction,

if by 8.00 a.m. on the first Dealing Day after the Acceptance Date the Company has notified Hoare Govett (acting for and on behalf of the Underwriters) that:

(i)                              it is, having consulted with Hoare Govett (acting for and on behalf of the Underwriters) and having taken account of Hoare Govett’s reasonable comments, rejecting such Provisional Allotment Letter or (as the case may be) not permitting the relevant MTM instruction to proceed to settlement on the grounds that, certification of the identity of the applicant having been required and a reasonable period having elapsed, the Registrars have advised the Company that, in accordance with the Proceeds of Crime Act 2002, the Terrorism Act 2000 or the Money Laundering Regulations 2003, they are unable to process such Provisional Allotment Letter or (as the case may be) to permit the relevant MTM instruction to proceed to settlement; or

(ii)                           the relevant payment has failed; or

(iii)                        the relevant acceptance has been withdrawn pursuant to section 87Q(4) of the FSMA.

9.3                                     As soon as practicable after 11.00 a.m. on the Acceptance Date and in any event by 8.00 a.m. on the first Dealing Day after the Acceptance Date, the Company shall procure that Hoare Govett (acting for and on behalf of the Underwriters) is notified in writing of (i) the number of New Shares which have definitely not been taken up and the provisional allotment of such shares shall lapse, and (ii) the number of New Shares in respect of which cheques or other remittances have not cleared (the “First Notification”). The Company shall by 8.00 a.m. on the second Dealing Day after the Acceptance Date procure that Hoare Govett (acting for and on behalf of the Underwriters) is notified in writing of the number of New Shares in respect of which cheques or other remittances have been dishonoured since the First Notification and which (in accordance with clause 9.1) are treated as not taken up and the provisional allotment of such shares shall lapse. The Company and the Underwriters shall consult with each other as to whether a Regulatory Information Service should be notified of the number of New Shares not taken up before the Underwriters are instructed to endeavour to procure subscribers for the New Shares not taken up pursuant to clause 9.4. The obligation to consult under this clause 9.3 shall not prevent the Underwriters from making their own announcement to a Regulatory Information Service in respect of the number of New Shares not taken up if they consider, in their absolute discretion, that such an announcement should be made in order to prevent or avoid the possibility of a breach of the market abuse provisions of the FSMA and/or section 397 of the FSMA.

9.4                                     The Underwriters shall, as agents for the Company, use reasonable endeavours to procure subscribers for all (or as many as possible of) the New Shares which have not been taken up on the terms (in so far as they are applicable) of the Prospectus and the US Wrap as soon as reasonably practicable and in any event by not later than 3.00 p.m. on the third Dealing Day after the Acceptance Date if a price which is not less than the aggregate of the Issue Price and the expenses of procuring such subscription, (including any commissions and VAT), can be obtained provided that the Underwriters may, at any time after 11.00 a.m. on the Acceptance Date, cease to endeavour to procure any such subscribers if in their opinion there is no reasonable likelihood that any such subscriber(s) can be so procured at such a price by such time. Hoare Govett (acting for and on behalf of the Underwriters) shall notify the Company and Registrars of the details of:

(a)                            the number of New Shares to be taken by subscribers procured pursuant to this clause; and

(b)                           the securities accounts within CREST to which the New Shares are to be credited in uncertificated form (provided that if any subscriber elects to receive New Shares in certificated form, relevant details of such subscriber shall be provided to the Company and the Registrars).

9.5                                     Subject to clause 11.2, by not later than the sixth Dealing Day after the Acceptance Date the Underwriters shall pay to the Company (or, if the Company so directs, the Registrars) in the manner as provided in clause 10.4 the net proceeds received in respect of subscriptions in respect of those New Shares for which subscribers have been procured pursuant to clause 9.4 (being the total amount paid by the subscribers net of expenses including any VAT or commissions) against:

(a)                            the Company delivering to Hoare Govett (acting for and on behalf of the Underwriters) (or as it directs) duly receipted fully paid Provisional Allotment Letters in such names and denominations as Hoare Govett (acting for and on behalf of the Underwriters) shall have notified pursuant to clause 9.4 in respect of those New Shares for which subscribers have been procured pursuant to clause 9.4 that are to be allotted in certificated form; and

(b)                           the Company procuring that the Registrars instruct CRESTCo to credit those stock accounts in CREST as are notified by Hoare Govett (acting for and on behalf of the Underwriters) pursuant to clause 9.4 in respect of those New Shares for which subscribers have been procured pursuant to clause 9.4 that are to be allotted in uncertificated form.

The account into which payment shall be made to the Company shall be such account as is notified by the Company to Hoare Govett (acting for and on behalf of the Banks) at least five Dealing Days prior to the Posting Date.

9.6                                     Of the amounts to be paid to the Company in respect of the subscriptions referred to in clause 9.5:

(a)                            the aggregate Issue Price in respect of those subscriptions shall be received for the account of the Company; and

(b)                           the amounts in excess of the Issue Price in respect of those subscriptions shall be received for the account of:

(i)                              in the case of New Shares not taken up the provisional allotments of which were represented by a Provisional Allotment Letter as at the time of their lapsing, the person whose name and address appears as the addressee on the Provisional Allotment Letter; and

(ii)                           in the case of New Shares not taken up the provisional allotments of which were in uncertificated form as at the time of their lapsing, for the holder of the right to acquire such New Shares at the time of their disablement from CREST,

(other than individual amounts of less than £5.00 which shall be for the account of the Company).

9.7                                     The Company shall (or shall procure that the Registrars shall) pay the premium (if any) over the aggregate of the Issue Price and the expenses of procuring subscribers (including any VAT and commissions) received by it or the Registrars pursuant to clause 9.5 to the non-accepting Qualifying Holders to whom the relevant New Shares were provisionally allotted pro rata to their lapsed provisional entitlements as soon as practicable. The

Company may, however, retain for its own benefit individual amounts of less than £5.00 per holding.

9.8                                     Each of the Underwriters warrants and agrees with respect to New Shares not taken up that:

(a)                            to the extent that it offers to sell any such New Shares in the United States it will offer and sell such New Shares only to persons whom it reasonably believes are Accredited Investors and QIBs pursuant to an exemption from, or a transaction not subject to, the registration requirements of the US Securities Act, and in any such case only to persons to whom the US Investor Letter has been sent by it and shall take reasonable steps to ensure that such persons are aware that the Company and such Underwriter may rely on an exemption from the provisions of section 5 of the US Securities Act;

(b)                           neither it nor any of its affiliates, nor any person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising in connection with any offer or sale of the New Shares in the United States;

(c)                            with respect to offers or sales of any such New Shares outside the United States, it has offered and will offer and sell such New Shares as part of its distribution at any time only in accordance with Regulation S under the US Securities Act; and

(d)                           neither it nor any of its affiliates, nor any person acting on its or their behalf, has engaged or will engage in any directed selling efforts with respect to such New Shares.

9.9                                     Any transaction carried out by an Underwriter pursuant to clause 8 or this clause 9 constitutes a transaction carried out at the Company’s request and as its agent and not for the Underwriter’s own account. Each Underwriter shall, however, be entitled to receive and/or retain and/or allow its other agents to receive and/or retain any commission or brokerages paid to it or its agents in connection with the implementation of any such transaction and shall not be liable to account for any benefit or advantage derived from such transaction by it or any company connected with it. The Underwriters shall not be responsible to any person (including, without limitation, the Company, any Qualifying Holder, any Prohibited Holder or any other shareholder of the Company) for any loss, damage, liability or cost suffered or incurred by that person arising from any transaction carried out by an Underwriter pursuant to clause 8 or this clause 9 or for any insufficiency or alleged insufficiency of any dealing price at which any rights to New Shares may be sold or subscribers for New Shares may be procured or for the timing of any such sale or subscription or for any failure to procure any such sale or subscription.

9.10                               Any payments made pursuant to clauses 8.4 or 9.7 shall, in the case of a payment to a Qualifying Holder holding Shares in certificated form, be satisfied by a cheque for the amount due being sent to the Qualifying Holder and, in the case of a payment to a Qualifying Holder holding Shares in uncertificated form, be satisfied by the creation of an assured payment obligation in favour of the relevant CREST member’s payment bank in respect of the cash amount concerned in accordance with the CREST assured payment arrangements.

10.                                     UNDERWRITING

10.1                               Each of the Underwriters shall, as agent for the Company, procure subscribers or, failing that, shall procure that they or one of their Associates shall, as principal, subscribe in the Agreed Proportions on the terms and conditions and on the basis of the information contained in the Prospectus, the US Wrap and the Provisional Allotment Letter (except as regards the time and method for acceptance and payment) and in reliance on the Warranties contained in Part B of schedule 2 for any of the New Shares not taken up and not subscribed pursuant to clause 9.4 (the “Stick Shares”).

10.2                               Subject to clause 11.2, by not later than the fifth Dealing Day after the Acceptance Date the Underwriters shall pay the Company in the manner provided in clause 10.4 the Issue Price for each Stick Share against:

(a)                            the Company delivering to the Underwriters (or as they direct) duly receipted fully paid Provisional Allotment Letters in such names and denominations as the Underwriters shall require in respect of the Stick Shares that are to be allotted in certificated form; and

(b)                           the Company procuring that the Registrars instruct CRESTCo to credit the Underwriters’ stock accounts in CREST (or as they direct) with such number of Fully Paid Rights as the Underwriters shall require in respect of the Stick Shares that are to be allotted in uncertificated form.

10.3                               If any Underwriter defaults in its respective payment obligations under clause 10.2 in respect of any of the Stick Shares, the Company is irrevocably authorised to treat this agreement as such Underwriter’s application on the terms, subject to the conditions and on the basis of the information contained in the Prospectus and the US Wrap, as applicable, and, where relevant, the Provisional Allotment Letter (other than as to the time and method of acceptance and payment), and in reliance on the Warranties contained in Part B of schedule 2, for its Agreed Proportion of the Stick Shares and the Company shall allot and issue its Agreed Proportion of the Stick Shares to the relevant Underwriter on those terms and conditions.

10.4                               Payments to the Company by the Underwriters pursuant to clauses 8.4, 9.5 and 10.2 shall be made in immediately available funds to the bank account of the Company (or its nominee) to be notified pursuant to clause 9.5. In addition, the Company, and the Underwriters acknowledge that the creation of a settlement bank payment in favour of a CREST settlement bank of the Company or its agent in respect of the subscription monies for any New Shares shall discharge any obligation of the Underwriters to account for such monies to the Company.

10.5                               On payment to the Company of the Issue Price for the Stick Shares, the Underwriters shall be under no further liability to the Company under this clause 10.

10.6                               Each Underwriter agrees that if it is obliged to procure subscribers for any Stick Shares, and any withdrawal rights are exercised in respect of those Stick Shares pursuant to section 87Q(4) of the FSMA, it shall immediately subscribe itself as principal for those Stick Shares. If an Underwriter subscribes as principal (acting in its capacity as an underwriter to the Rights Issue and not otherwise) for any Stick Shares, it hereby irrevocably undertakes not to exercise any withdrawal rights in respect of those Stick Shares pursuant to section 87Q(4) of the FSMA.

10.7                               Notwithstanding any other provision of this agreement, the Company and Hoare Govett (acting for and on behalf of the Underwriters (such Underwriters acting in good faith)) shall agree in good faith the issue price of New Shares under the Rights Issue, having regard to market conditions and normal market practice at the time of launch of the Rights Issue. If the Company and the Underwriters agree upon an issue price greater than the Issue Price, the Rights Issue shall be underwritten on the terms of an underwriting agreement to be entered into on the day before the Posting Date between the Company and the Banks in the form set out in schedule 4 specifying such increased issue price as the issue price. Without prejudice to the generality of the foregoing, at any time following satisfaction of the Conditions set out in clauses 2.1(a), (d) and (e), the Company may give one or more notices to Hoare Govett (acting for and on behalf of the Underwriters) nominating a Dealing Day, being a day at least 60 days after the date of the notice, as a proposed Posting Date (each such nominated Dealing Day being a “Proposed Posting Date”).

10.8                               On each:

(a)                            Dealing Day that is 20 Dealing Days prior to a Proposed Posting Date;

(b)                           Dealing Day that is 10 Dealing Days prior to a Proposed Posting Date; and

(c)                            Dealing Day prior to a Proposed Posting Date

(each a “Pricing Date”), Hoare Govett (acting for and on behalf of the Underwriters, such Underwriters acting in good faith) shall, having regard to market conditions and normal market practice at that time:

(i)                              notify the Company in writing if the issue price per New Share at which the Underwriters would be willing to underwrite the Rights Issue assuming that the Posting Date for the Rights Issue were to be the Proposed Posting Date, having regard to prevailing market conditions and market practice at the relevant time, would be a price representing a greater than 50 per cent. discount to Terps (as defined in clause 10.9); and

(ii)                           procure that the Banks’ counsel confirms in good faith to the Company whether or not it would expect to be able to issue its 10b-5 disclosure letter to the Banks in respect of the Rights Issue on the Proposed Posting Date and, if it would not so expect, the reasons therefor, provided that the parties shall maintain dialogue with each other, during the period between the Dealing Day that is 20 Dealing Days prior to a Proposed Posting Date but prior to a Proposed Posting Date, as to the proposed discount to Terps (as defined in clause 10.9) at which the Underwriters would be willing to underwrite the Rights Issue.

10.9                               If, on any Pricing Date, the Underwriters notify the Company that, having regard to prevailing market conditions and market practice at the relevant time, they are only willing to underwrite the Rights Issue at an issue price that represents a greater than 50 per cent. discount to the theoretical ex-rights price of a Share (“Terps”) and following such notification and following such consultation with the Underwriters as is appropriate in the circumstances, the Company is able to demonstrate objectively (by delivering a copy of a highly confident letter from (an)other underwriter(s)) that the issue price at which the Underwriters are willing to underwrite the Rights Issue is at a discount to Terps that is materially (meaning at least ten per cent.) greater than market conditions and market practice at that time indicate the discount to Terps should in all the circumstances be, the Company may send to Hoare Govett (acting for and on behalf of the Underwriters) a notice requesting the Underwriters to match such materially lower discount (and such notice shall set out reasonable details of other underwriter(s) prepared to underwrite the Rights Issue at such lower discount and of their commitment to do so, and shall attach a copy of a corresponding “highly confident” letter from such other underwriter(s)) (a “Price Notice”). If the Underwriters do not within 24 hours of receipt by Hoare Govett of the Price Notice execute an underwriting agreement in the form set out in schedule 4 at an issue price equal to or greater than the issue price set out in the Price Notice (whereupon the Posting Date shall be the Dealing Day next following the date of execution of such underwriting agreement), the Company may, conditional upon such underwriter(s) having entered into a standby underwriting agreement substantially in the same form as this agreement and having taken a transfer of all rights and obligations under the Equity Bridge Facility in accordance with the terms of the Equity Bridge Facility appoint such other underwriter(s) to underwrite the Rights Issue at the issue price set out in the Price Notice and otherwise substantially in the form of the underwriting agreement set out in schedule 4. In this event the net proceeds of such rights issue will be applied to refinance the Equity Bridge Facility. For the avoidance of doubt the parties agree that if, at any time an underwriting agreement in the form set out in schedule 4 is entered into pursuant to clause 10.7 or 10.9 and that agreement terminates for any reason on or before Admission (as that term is defined in the schedule 4 underwriting agreement), then such termination shall be without prejudice to the rights and obligations of the parties under this agreement (including, without limitation, in respect of the Rights Issue to be underwritten on the terms of this agreement) but subject to any rights of the parties to terminate this agreement in accordance with its terms or to invoke any Condition in accordance with the terms of this agreement.

11.                                     FEES, COMMISSIONS AND EXPENSES

11.1                               The Company shall pay to the Underwriters for their services in underwriting the issue of the New Shares and otherwise in connection with the Rights Issue:

(a)                            subject to clause 11.8, a fee of 0.75 per cent. per annum (calculated on a daily basis) of the aggregate committed amounts of the Equity Bridge Facility for the period from (and including) the date hereof until (and including) the earlier of the Posting Date and the date on which this agreement is terminated or ceases and determines pursuant to clause 2.3, such fee to be payable three monthly in arrears on the later of the end of each such period and five Dealing Days after receipt by the Company from the Underwriters of an invoice for such amount, provided that if Admission occurs, such fee is to be capped at an aggregate of 0.5 per cent. of the Gross Proceeds when converted into euros at the rate specified as the daily rate of foreign exchange transactions as between euros and pounds sterling on the Reuters screen WMR spot 16 rate (or if that Reuters screen rate is unavailable, such other rate as is agreed between the Company and Hoare Govett (acting for and on behalf of the Underwriters (both acting reasonably)) on the date of this agreement, and any excess over such cap, to the extent already paid, shall be netted off against commissions payable under clause 11.1(b) and (c);

(b)                           a commission of 1.25 per cent. of the Gross Proceeds in respect of the period from (and including) the Posting Date to (but excluding) the date falling 30 days thereafter, such commission to be payable on the later of five Dealing Days after the Acceptance Date and five Dealing Days after receipt by the Company from the Underwriters of an invoice for such amount; and

(c)                            a commission of 0.125 per cent. of the Gross Proceeds in respect of each period of seven days or part thereof from and (including) the date falling 30 days after the Posting Date to (and including) the fifth Dealing Day after the Acceptance Date, such commission to be payable at the same time as the commission set out in (b) above.

Such fees and commissions shall be paid to the Underwriters at the time the Net Proceeds are paid to the Company whether or not they shall be called upon to subscribe or procure subscribers for any of the New Shares under this agreement and, in respect of the fee described in clause 11.1(a), whether or not the obligations of the Underwriters under clauses 8, 9 and 10 of this agreement become unconditional or are terminated pursuant to clause 13.

11.2                               The Underwriters shall be entitled to deduct some or all of such fees and commissions and any expenses referred to in clauses 11.1, 11.3 or 11.4 from any amount otherwise payable by the Underwriters to the Company under this agreement. The Underwriters shall provide a written confirmation to the Company in respect of any such deduction.

11.3                               The Underwriters shall pay any sub-underwriting commissions out of the commissions detailed in clause 11.1, provided that if the obligations of the Underwriters under clauses 8, 9 and 10 are terminated pursuant to clause 13 after the Posting Date, the Underwriters shall be entitled to be reimbursed by the Company for any sub-underwriting commissions that are payable in respect of the period prior to the time of such termination provided that there shall be no obligation on the Company to reimburse sub-underwriting commissions (i) in excess of £10 million in aggregate and (ii) to the extent they have been paid to the Underwriters and/or affiliates of the Underwriters.

11.4                               The Company shall bear all other expenses of and incidental to this agreement and the Rights Issue including, without limitation, FSA fees, London Stock Exchange fees, registration fees, receiving bankers’ and registrars’ fees, depositaries’ fees, the costs of printing, advertising and circulating the Issue Documents, accounting fees and expenses, the Company’s legal fees and expenses, the Banks’ legal fees of up to £290,000 plus VAT and disbursements, the Company’s and the Banks’ out-of-pocket expenses (those of the Banks being estimated to be £100,000 provided that if Hoare Govett (for and on behalf of the Banks) believes that such expenses will exceed such amount, Hoare Govett (for and on behalf of the Banks) shall notify the Company and provide a revised estimate)) and any stamp duty and stamp duty reserve tax which is paid or payable by the Underwriters or by any subscribers of New Shares procured by the Underwriters pursuant to or as a result of the arrangements contemplated by this agreement (other than any stamp duty or stamp duty reserve tax that may arise under sections 67, 70, 93 and 96 of the Finance Act 1986). For the avoidance of doubt, this clause shall not extend to any stamp duty or stamp duty reserve tax payable in respect of transfers of, or agreements to transfer (i) New Shares subsequent to any such New Shares having been subscribed by persons procured by the Underwriters or (ii) Nil Paid Rights.

11.5                               The Company shall within five Dealing Days of written request by the Underwriters reimburse the Underwriters the amount of any expenses (duly invoiced and receipted) for which the Company shall be responsible pursuant to clauses 11.3 and 11.4 but which the Underwriters may have paid or incurred on behalf of the Company in connection with the Rights Issue.

11.6                               Where pursuant to clauses 11.3, 11.4 or 11.5 or clause 15 a sum (a “Relevant Sum”) is to be paid or reimbursed to any Underwriter in respect of any cost or expense paid or incurred by such Underwriter and that cost or expense includes an amount in respect of value added tax (the “VAT Element”), the Company shall pay an amount to such Underwriter in respect of the VAT Element that shall be determined as follows:

(a)                            if the Relevant Sum constitutes for VAT purposes reimbursement of the consideration for the supply of goods or services to such Underwriter, a sum equal to the proportion of the VAT Element such Underwriter certifies as representing irrecoverable input tax in its hands, that certificate to be conclusive save in the case of manifest error; and

(b)                           if the Relevant Sum constitutes for VAT purposes the reimbursement of a cost or expense incurred by such Underwriter as agent for the Company, a sum equal to the whole of the VAT Element, and where a sum equal to the VAT Element has been reimbursed to the relevant Underwriter under clause 11.6(b), such Underwriter shall provide the Company with a proper tax invoice in respect of the supply to which the Relevant Sum relates, that is to say a tax invoice naming the Company as the recipient of the supply and issued either by such Underwriter or, if such Underwriter has treated the relevant cost or expense as a disbursement for value added tax purposes, by the person making the supply.

11.7                               If the performance by any Underwriter of any of its obligations under this agreement shall represent for value added tax purposes the making by such Underwriter of any supply of goods or services to the Company that is taxable at a positive rate, the Company shall pay to such Underwriter, in addition to the amounts otherwise payable by the Company to such Underwriter pursuant to this agreement (including, without limitation, amounts payable by the Company to such Underwriter pursuant to clause 11.6), an amount equal to the value added tax chargeable on any such supply, that payment to be made within seven days of such Underwriter requesting the same and against production by it of a proper tax invoice.

11.8                               The Company and the Underwriters acknowledge that the aggregate committed amounts of the Equity Bridge Facility (the “Committed Amounts”) may be reduced in accordance with the terms of the Equity Bridge Facility and the Company agrees to give the same length of notice of any such reduction to the Underwriters as is given to the lenders under the Equity Bridge Facility. The Company undertakes not to reduce the Committed Amounts until after the later of (i) completion of the Acquisition and (ii) repayment (as such term is defined in the Equity Bridge Facility) of any avales issued under the Equity Bridge Facility in connection with the Acquisition (provided that nothing in this clause 11.8 shall operate to prevent the Company complying with its obligations under the Equity Bridge Facility relating to mandatory prepayments or cancellations of the Equity Bridge Facility). The Company also agrees that, if Committed Amounts are so reduced, they may not be subsequently increased without the consent in writing of the Underwriters.

11.9                               If only one rights issue is undertaken by the Company (whether under this agreement or under an agreement in substantially the form set out in schedule 4) the Banks’ legal fees which shall be reimbursed by the Company shall be limited as set out in clause 11.4 above or clause 11.4 of that other agreement (as the case may be). If more than one rights issue is undertaken by the Company the Banks’ legal fees which shall be reimbursed by the Company (whether under this agreement or under an agreement in substantially the form set out in schedule 4 and in addition to the £290,000 as set out in the previous sentence) shall be limited to a maximum of £145,000 plus VAT and disbursements for each additional rights issue undertaken.

12.                                     WARRANTIES

12.1                               The Company warrants to each of the Banks in the terms of the Warranties set out in schedule 2:

(a)                            in the case of the Warranties set out in Part A of schedule 2, as at the date of this agreement; and

(b)                           in the case of the Warranties set out in Part B of schedule 2, on the Posting Date, on the date of publication of any Supplementary Prospectus and immediately prior to Admission, in each case save to the extent fairly disclosed in the Prospectus.

12.2                               The Company acknowledges that the Banks are entering into this agreement in reliance upon each of the Warranties. Each of the Warranties shall be construed separately and none of the Warranties shall be limited or restricted by reference to or inference from the terms of any other Warranty or any other provision of this agreement. Save as otherwise expressly provided in this agreement, no breach of any Warranty shall give any right to terminate or rescind this agreement.

12.3                               The Company undertakes to notify the Banks immediately if it comes to the knowledge of any of the Directors or members of the executive committee of the Company at any time prior to Admission that any of the Warranties was untrue, inaccurate or misleading when made and/or that any of the Warranties has ceased to be true or accurate or has become misleading by reference to the facts and circumstances from time to time subsisting and this could be material for disclosure in the context of the Prospectus, and/or that any fact, matter or circumstance has arisen or occurred or exists which may give rise to a claim under the indemnity set out in clause 14.1.

12.4                               The Warranties shall remain in full force and effect notwithstanding completion of this agreement.

12.5                               Except to the extent necessary to implement this agreement, the Company shall not knowingly do, or omit to do, anything which would or might be reasonably expected to cause a Warranty to become untrue, inaccurate or misleading at the time it is given (by reference to the facts or circumstances existing at that time) before Admission becomes effective.

12.6                               Any reference to the knowledge, information, belief or awareness of the Company or the Directors includes knowledge, information, belief or awareness which the Company or the Directors would have if the Directors had made all reasonable enquiries having regard, inter alia, to the obligations of the Company under the FSMA, the Listing Rules and the Admission and Disclosure Standards.

13.                                     TERMINATION

13.1                               If on or before Admission:

(a)                            the Resolution is not passed without amendment at the EGM;

(b)                           the Offer lapses or is withdrawn;

(c)                            the Offer is terminated or expires without more than 50 per cent. of the issued Altadis shares being acquired by any member of the Group pursuant to the Offer;

(d)                           the conditions to the Offer are not fulfilled or waived by the date or time specified for the fulfilment thereof, or become incapable of satisfaction before such time;

(e)                            the commitments under the Equity Bridge Facility are terminated or cancelled before any loan is made or any aval is issued pursuant to it in such amounts as in aggregate with amounts drawn down under the Senior Credit Facility and/or avales issued under the Senior Credit Facility are sufficient to satisfy the cash consideration payable in connection with the Acquisition;

(f)                              all amounts drawn under the Equity Bridge Facility have been repaid or prepaid in full;

(g)                           an equity offering(s) of whatsoever nature (including without limitation any offering(s) of securities which are exchangeable or convertible into equities, and any offering(s) of hybrid securities) is or are completed following the date of this agreement and prior to the Posting Date under which the Company receives proceeds (net of fees and expenses) at least equal in aggregate to the Net Proceeds;

(h)                           the Company appoints another underwriter or underwriters to conduct an equity offering of whatsoever nature (including without limitation any offering of securities which are exchangeable or convertible into equity securities, and any offering of hybrid securities) between the date of this agreement and the Posting Date (provided that, for the avoidance of doubt, no termination right shall arise under this paragraph 13.1(h) if the Company is acting strictly in accordance with and in the circumstances contemplated by clause 10.9 until such time as an underwriter or underwriters are appointed pursuant to that clause);

(i)                               the Company is in breach of any of its obligations under this agreement (other than in respect of the Warranties) which fall to be performed prior to Admission and such breach is either incapable of remedy and material in the context of the Company’s ability to implement a Rights Issue in accordance with the terms of this agreement (in the reasonable opinion of the Banks) or, if capable of remedy, is not remedied to the reasonable satisfaction of the Banks by no later than 8.30 a.m. on the First Dealing Day after the Final Posting Date;

(j)                               there is a breach of any of the Warranties set out in paragraphs 9, 11 and 17 of part A of schedule 2 or paragraphs 9, 11 and 17 of part B of schedule 2 and such breach is either incapable of remedy and material in the context of the Company’s ability to implement a Rights Issue in accordance with the terms of this agreement (in the reasonable opinion of the Banks) or, if capable of remedy, is not remedied to the reasonable satisfaction of the Banks by no later than 8.30 a.m. on the First Dealing Day after the Final Posting Date;

(k)                            a takeover offer for the Company has become or been declared unconditional in all respects or a scheme of arrangement under section 425 of the Companies Act under which any person acquires the entire issued share capital of the Company has become effective, and in either case the shares of the Company have been delisted from the London Stock Exchange;

Hoare Govett (acting for and on behalf of the Banks) may, in its absolute discretion, or in the case of (a) to (h) and (k) above (provided that in the case of (h) the appointment of another underwriter or underwriters is in accordance in all respects with clause 10.9) the Company may, in its absolute discretion, by notice in writing  given (as the case may be) to the Company or to Hoare Govett (for and on behalf of the Banks) or as set out in clause 13.2, terminate this agreement, in each case except to the extent specified in clause 13.4.

13.2                               A termination notice may be served by one of the methods prescribed by clause 19 (Notices). Alternatively, service may be effected by a director of Hoare Govett (acting for and on behalf of the Banks) or a Director (the “Terminating Party”) reading the text of the termination notice to any Director or any director of Hoare Govett (as the case may be) over the telephone, whether or not that Director or director of Hoare Govett is then on any premises of the Company or Hoare Govett respectively.

13.3                               If service of a termination notice is effected over the telephone, the Terminating Party shall as soon as reasonably practicable and, in any event, within 12 hours, deliver or send to the Company or Hoare Govett (as the case may be) by one of the methods prescribed by clause 19 (Notices) a notice which:

(a)                            states that service of a termination notice has been effected by telephone at a certain time on a certain date;

(b)                           specifies the names of the director of Hoare Govett and of the Director involved; and

(c)                            sets out the text which was read over the telephone.

13.4                               If this agreement shall have been terminated pursuant to clause 13.1, clause 2.3 shall apply as if the Conditions had not been fulfilled or waived.

13.5                               The Sponsor may by notice to the Company resign as sponsor if when, or at any time before, Admission becomes effective, the Company is in breach of any provision of this agreement and the Sponsor is of the opinion, acting in good faith, that the Company has thereby become unsuitable for listing on the Official List as a result of such breach. Following such resignation, the Company shall be entitled to appoint any other person on the list in schedule 6 (subject to a right of first refusal in favour of the other Banks, provided that one of such Banks shall have accepted such appointment within 48 hours of the resignation of the appointment of the Sponsor) to act as sponsor.

13.6                               In the event that this agreement is terminated pursuant to the provisions of this clause,

no party to this agreement will have any claim against any other party to this agreement for costs, damages, compensation or otherwise except that:

(a)                            such termination shall be without prejudice to any accrued rights or obligations under this agreement;

(b)                           the Company shall pay the commissions, fees and expenses specified in clause 11.1(a), 11.3, 11.4 and 11.5;

(c)                            in the case of a termination arising from the Company having appointed another underwriter or underwriters in circumstances where it is not entitled to do so under clause 10.9, the Company shall pay the commissions, fees and expenses specified in clause 11.1, 11.3, 11.4 and 11.5 as if any rights issue conducted by the Company and underwriters by such other underwriter or underwriters had been conducted pursuant to this agreement; and

(d)                           the provisions of clauses 1, 2.3, 11, 13, 14, 15, 16.1, 16.4 and 17 to 22 (inclusive) (but not 18.1 or 18.8) shall remain in full force and effect.

13.7                               Save as expressly provided in this agreement, no party may terminate or rescind this agreement for any reason whatsoever.

14.                                     INDEMNITIES

14.1                               The Company undertakes with:

(a)                            Citigroup  and the Sponsor (each for itself and as trustee for each of its Associates) (each such person being a “Citigroup Indemnified Person”);

(b)                           Hoare Govett (for itself and as trustee for each of its Associates) (each such person being a “Hoare Govett Indemnified Person”);

(c)                            Morgan Stanley (for itself and as trustee for each of its Associates) (each such person being a “Morgan Stanley Indemnified Person”); and

(d)                           Lehman Brothers (for itself and as trustee for each of its Associates) (each such person being a “Lehman Brothers Indemnified Person”),

(each Citigroup Indemnified Person, Hoare Govett Indemnified Person, Morgan Stanley Indemnified Person and Lehman Brothers Indemnified Person being an “Indemnified Person”),

to indemnify and hold each Indemnified Person harmless on an after tax basis from and against (i) any Losses arising from, out of or in connection with any claims, demands enquiries, investigations, proceedings or judgments threatened, brought or established against any Indemnified Person (or alleged to be threatened, brought or established), in each case by any subscriber of any of the New Shares or any subsequent purchaser or transferee of any of the New Shares or any other person, governmental agency or regulatory body whatsoever (“Proceedings”) and (ii) all Losses (including taxation other than taxation imposed on or calculated by reference to net income received or receivable (but not deemed to be received or receivable) by the Banks (or any of them)) which any Indemnified Person may suffer (including, but not limited to, all Losses suffered or incurred in disputing, defending, investigating or providing evidence in connection with any Proceedings and/or in establishing its right to be indemnified pursuant to this clause and/or in seeking advice in relation to any Proceedings, whether or not such Proceedings are defended or disputed successfully and whether or not any Indemnified Person is a party to such Proceedings) and which in the case of either or both of (i) and (ii)

above arise directly or indirectly in connection with or out of the services rendered or duties performed by any Indemnified Person under this agreement or otherwise in connection with or in pursuance of the Acquisition and/or the Rights Issue and/or the receipt of an amount in respect of the Rights Issue and/or implementation of the Rights Issue and/or Admission, including but not limited to:

(i)                              the Issue Documents not containing, or being alleged not to contain, all the information required to be stated therein;

(ii)                           any statement contained in any of the Issue Documents or any other document, announcement or other financial promotion issued by or on behalf of the Company in connection with the Acquisition, the Rights Issue and/or Admission not being, or being alleged not to be, complete, true, accurate or fair or being, or being alleged to be, misleading;

(iii)                        the issue, publication or dissemination of the Issue Documents or any other announcement or public statement made or issued by or with the authority of the Company in connection with Admission or otherwise relating to the Rights Issue or the Acquisition;

(iv)                       the allotment and issue by the Company of the New Shares or the crediting of stock accounts in CREST or the despatch of Provisional Allotment Letters or share certificates (including a failure so to issue, credit or despatch the same);

(v)                          any breach or alleged breach by the Company of its obligations under this agreement or by a Group Company of a provision of any other agreement entered into by it in connection with the Acquisition and/or the Rights Issue and/or Admission;

(vi)                       any breach, or alleged breach, of any of the Warranties;

(vii)                    the performance by the Banks of their role as agents of the Company in connection with or in pursuance of the Rights Issue;

(viii)                 the performance by the Banks (or any of them) of their role as agents of the Company in connection with the application for Admission;

(ix)                         the approval of any financial promotion;

(x)                            any breach or alleged breach of the FSMA, the Companies Act, the Listing Rules, the Admission and Disclosure Standards or any other laws or regulations of any country resulting from the making of the Rights Issue, Admission, the arrangements contemplated by the Prospectus or the performance of this agreement; and/or

(xi)                         the implementation of the Rights Issue by the Banks, including contractual arrangements made with subscribers in relation to the New Shares as contemplated by this agreement and on the terms of the Issue Documents.

14.2                               Notwithstanding clause 14.1, an Indemnified Person shall not be entitled to any indemnity under clause 14.1 in relation to any Liability to the extent only that the Liability concerned:

(a)                            is determined by a court of competent jurisdiction to have arisen from the fraud or gross negligence or wilful default of, or a material breach of this agreement or material breach of the FSMA, the Companies Act or the regulatory system (as defined in the rules of the FSA) (where, in each case, the circumstances giving rise to the relevant material breach are not consequent on any act or omission of the Company or any of its Associates) by, in the case of a Citigroup Indemnified Person, a Citigroup Indemnified Person, in the case of a Hoare Govett Indemnified Person, a Hoare Govett Indemnified Person, in the case of a Morgan Stanley Indemnified Person, a Morgan Stanley Indemnified Person or, in the case of a Lehman Brothers Indemnified Person, a Lehman Brothers Indemnified Person otherwise than in relation to a claim which is based upon or would not have arisen but for any of the Issue Documents and/or any other public document, announcement, or other financial promotion made or issued by or with the authority of the Company in connection with the Acquisition, the Rights Issue and/or Admission not containing or fairly presenting, or being alleged not to contain or fairly present, all information required to be contained therein or any statements therein being or being alleged to be untrue, inaccurate, incomplete, misleading or not based on reasonable grounds; or

(b)                           arises out of a decline in market value of the Shares suffered or incurred by any Indemnified Person as a result of it having been required to subscribe or purchase Shares pursuant to clause 10 save to the extent such decline is caused by or results from or is attributable to or would not have arisen but for (in each case directly or indirectly) the neglect or default of the Company or any breach by the Company of any of its obligations under this agreement or any of the Warranties being untrue, inaccurate or misleading.

14.3                               If either the Company or any Indemnified Person becomes aware of any claim which may give rise to a liability under the indemnity contained in this clause 14, such party will (to the extent lawful) promptly give written notice to the other provided that no failure or delay by an Indemnified Person in giving written notice shall relieve the Company of its obligations unless (and only to the extent that) the Company has been materially prejudiced by such failure or delay (and non-disclosure by reason of legal or regulatory restriction shall not constitute failure or delay by an Indemnified Person).

14.4                               An Indemnified Person shall have the right to separate legal counsel of its own choosing. An Indemnified Person may not, without the consent of the Company (not to be unreasonably withheld or delayed), agree to any settlement or compromise of any claim involving a payment for which it intends to seek indemnification hereunder.

14.5                               The Company shall not, without the prior written consent of Citigroup (such consent not to be unreasonably withheld or delayed), effect any settlement of any pending or threatened Proceedings in respect of which any Citigroup Indemnified Person is or could have been a party and indemnification could have been sought under clause 14.1, unless such settlement:

(a)                            includes an unconditional release of all Citigroup Indemnified Persons from all liability for claims that are the subject matter of such Proceedings; and

(b)                           does not include any statement as to an admission of fault, culpability or a failure to act by or on behalf of any Citigroup Indemnified Person.

This clause shall apply mutatis mutandis to Hoare Govett in respect of all Hoare Govett Indemnified Persons, to Morgan Stanley in respect of all Morgan Stanley Indemnified Persons and to Lehman Brothers in respect of all Lehman Brothers Indemnified Persons.

14.6                               To the fullest extent permissible by law, no Indemnified Person shall have any liability to the Company in respect of any loss, damage, cost, charge or expense (whether arising by contract, tort or otherwise) the Company may suffer in relation to this agreement or the Rights Issue except to the extent that such loss, damage, cost, charge or expense is finally judicially determined by a court of competent jurisdiction to have arisen as a result of the fraud, gross negligence or wilful default of, or a material breach of this agreement or material breach of the FSMA, the Companies Act or the regulatory system (as defined in the rules of the FSA) (where, in each case, the circumstances giving rise to the relevant material breach are not consequent on any act or omission of the Company or any of its Associates) by such Indemnified Person otherwise than in relation to a claim which is based upon or would not have arisen but for any of the Issue Documents and/or any other public document, announcement or other financial promotion made or issued by or with the authority of the Company in connection with the Acquisition, the Rights Issue and/or Admission not containing or not fairly presenting, or being alleged not to contain or not to fairly present, all information required to be contained therein or any statement therein being or being alleged to be untrue, inaccurate, incomplete, misleading or not based on reasonable grounds and provided, in any event, that none of the Banks and any other Indemnified Person shall be liable for any indirect or consequential loss (howsoever arising) of the Company or any other person.

14.7                               If the Company enters into any agreement or arrangement with any advisers for the purpose of or in connection with the Rights Issue, the terms of which provide that the liability of the adviser to the Company or any other person is excluded or limited in any manner, and any Bank or any other Indemnified Person may have joint and/or several liability with such adviser to the Company or to any other person arising out of the performance of its duties under this agreement, the Company shall:

(a)                            not be entitled to recover any amount from the Banks or any other Indemnified Persons greater than that which it would have been able to recover in the absence of such exclusion or limitation; and

(b)                           indemnify each Indemnified Person on an after tax basis in respect of any increased liability to any third party which would not have arisen in the absence of such exclusion or limitations.

14.8                               The Company undertakes with the Banks and each other Indemnified Person that all sums payable under the indemnities contained in this agreement shall be paid in full, free and clear of all deductions or withholdings, unless the deduction or withholding is required by law and that if any deductions or withholdings are required by law the Company shall be obliged to pay such additional sum as will, after such deductions or withholdings have been made (including from such additional sum), leave the person to whom payment is made with the same amount as that person would have been entitled to receive in the absence of such requirement to make a deduction of withholding. For the avoidance of doubt, nothing in this agreement shall confer any right of access on the Company to any records or other information of the Banks or any other Indemnified Person.

14.9                               Any action taken by a Citigroup Indemnified Person to enforce this clause 14 shall be conducted through Citigroup.

14.10                         Any action taken by a Hoare Govett Indemnified Person to enforce this clause 14 shall be conducted through Hoare Govett.

14.11                         Any action taken by a Morgan Stanley Indemnified Person to enforce this clause 14 shall be conducted through Morgan Stanley.

14.12                         Any action taken by a Lehman Brothers Indemnified Person to enforce this clause 14 shall be conducted through Lehman Brothers.

14.13                         The indemnity in this clause 14 shall supersede the indemnity provisions of the Engagement Letters, to the extent that they relate to the same loss.

15.                                     CONTRIBUTION

15.1                               If the indemnification provided for in clause 14 is for any legal reason (including because such indemnification would be contrary to public policy) unavailable, or insufficient, to hold harmless an Indemnified Person in respect of any Losses, referred to therein, then the Company shall contribute to the aggregate amount of such Losses, incurred by such Indemnified Person, as incurred:

(a)                            in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Banks on the other hand from the offering of the New Shares pursuant to this agreement; or

(b)                           if the allocation provided by clause 15.1(a) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 15.1(a) above but also the relative fault of the Company on the one hand and of the Banks on the other hand in connection with the acts or statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations.

15.2                               The relative benefits received by the Company on the one hand and the Banks on the other hand in connection with the offering of the Shares pursuant to this agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Shares pursuant to this agreement (before deducting expenses) received by the Company and the fees and commissions of the Banks bear to the Gross Proceeds.

15.3                               The relative fault of the Company on the one hand and the Banks on the other hand will be determined by reference to, among other things, whether any such act or alleged act or untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Banks and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such act, statement or omission.

15.4                               The Company and the Banks agree that it would not be just and equitable if contribution pursuant to this clause 15 were determined by pro rata allocation (even if the Banks were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this clause 15. The aggregate amount of losses, damages, costs, charges and expenses incurred by an Indemnified Person and referred to above in this clause 15 will be deemed to include any legal or other expenses reasonably incurred by such Indemnified Person in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such act or alleged act or untrue or alleged untrue statement or omission or alleged omission.

15.5                               Notwithstanding the provisions of this clause 15, none of the Banks will be required to contribute any amount in excess of its fees and commissions.

15.6                               No person guilty of negligence, wilful default, fraud or fraudulent misrepresentation (whether within the meaning of Section 11(f) of the US Securities Act or otherwise) will be entitled to a contribution from any person who was not guilty of such negligence, wilful default, fraud or fraudulent misrepresentation.

15.7                               No person will be entitled to a contribution from the Company under this clause 15 to the extent that such contribution is not permissible under Chapter VI of the Companies Act.

15.8                               For the purposes of this clause 15, each Indemnified Person shall have the same rights to contribution as such Bank, each Director and each person, if any, who controls the Company with the meaning of Section 15 of the US Securities Act or Section 20 of the US Exchange Act will have the same rights to contribution as the Company. The Banks’ respective obligations to contribute pursuant to this clause 15 are several in proportion to the Agreed Proportions. For the avoidance of doubt, the Company shall not be liable under this clause 15 to the extent that the relevant Loss has been recovered pursuant to any other provision of this agreement.

16.                                     ANNOUNCEMENTS

16.1                               The Company undertakes to the Banks that, save for the issue and publication of the Issue Documents in accordance with the terms of this agreement:

(a)                            no public announcement or communication concerning any member of the Group or the Enlarged Group which is or may be material in the context of the Rights Issue;

(b)                           no notice, bill, poster or document announcing the publication or despatch of the Prospectus, the US Wrap or the Provisional Allotment Letters or the issue of the New Shares and indicating the essential characteristics of the New Shares;

(c)                            no document relating to Admission,

will be published, made or despatched by or on behalf of any member of the Group or, following completion of the Acquisition, any member of the Enlarged Group, or any of their respective directors at any time between the Posting Date and 60 days after the Acceptance Date without the prior written consent of Hoare Govett (acting for and on behalf of the Banks) (such consent not to be unreasonably withheld or delayed). Prior to the Posting Date, the Company shall not publish, make or despatch any announcement or communication or other document referred to in (a) to (c) above without, to the extent reasonably practicable, consulting with Hoare Govett (acting for and on behalf of the Banks) and having due regard to any comments it may have.

16.2                               The Company will not, and will procure that no other member of the Group or the Enlarged Group will, at any time between the date hereof and 60 days after the Acceptance Date undertake any equity capital markets transaction or undertake any material acquisition, disposal or other transaction or issue any shares or options over shares or securities convertible or exchangeable into shares (other than grants of options or issues of shares in the ordinary course in connection with the Group’s share option plans) or enter into any other arrangement with a similar economic effect (or enter into any commitment or agreement for the same) which in each case could be material in the context of the Rights Issue, other than the Acquisition and related transactions disclosed to the Banks prior to the date of this agreement without the prior written consent of Hoare Govett (acting for and on behalf of the Banks) (such consent not to be unreasonably withheld or delayed).

16.3                               Notwithstanding the foregoing, if: (i) during the last 15 days of the 60 day period following the Acceptance Date (the “Restricted Period”) the Company issues an earnings release or material news or a material event relating to the Company occurs (other than any material news or material event which affects companies or the tobacco industry generally); or (ii) prior to the expiration of the Restricted Period the Company announces that it will release earnings results or becomes aware that such material news or such material event will occur during the 16 day period beginning on the last day of the Restricted Period, the restrictions on the Company in clause 16.2, to the extent that they relate to an issue of shares or options over shares or securities convertible or exchangeable into shares (other than grants of options or issues of shares in the ordinary course in connection with the Group’s share option plans) or to any other arrangement or commitment with a similar economic effect, shall continue to apply until the expiration of the 15 day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

16.4                               The Company undertakes to the Banks that, during the period from the Posting Date until the date 60 days after the Acceptance Date, it will to the extent reasonably practicable:

(a)         discuss with Hoare Govett (acting for and on behalf of the Banks) in advance any public statement or document which relates to the Group’s or the Enlarged Group’s financial or trading position or prospects or to any acquisition, disposal, reorganisation, takeover, management development or any other significant matter (similar or not to the foregoing) and which any member of the Group or the Enlarged Group proposes to make or publish; and

(b)         discuss with Hoare Govett (acting for and on behalf of the Banks) in advance any other information which may be required to be notified to a Regulatory Information Service in accordance with paragraph 2.2 of the DTRs.

16.5          Each of the Banks shall be entitled to make for itself or on behalf of any Indemnified Person, after such consultation with the Company as shall be reasonably practicable in the circumstances, any announcement concerning the Rights Issue as may in its reasonable opinion be necessary in order to comply with the DTRs, the Listing Rules, the Admission and Disclosure Standards or section 397 and Part VIII of the FSMA.

16.6          The provisions of clause 16.1 shall not apply to any such public announcement or communication if and to the extent that it is required by law or by the FSA, the New York Stock Exchange, the US Securities and Exchange Commission, NASD, or by the London Stock Exchange provided that prior to the making or despatch thereof the Company shall consult with Hoare Govett (acting for and on behalf of the Banks) as to the content, timing and manner of making or despatch thereof and the Company shall take into account all reasonable requirements on Hoare Govett’s part in relation thereto.

17.            RIGHTS OF THIRD PARTIES

17.1          Each Indemnified Person shall have the right under the Contracts (Rights of Third Parties) Act 1999 to enforce its rights against the Company under clause 14 of this agreement provided that such an Indemnified Person must obtain the written consent of the relevant Bank before it may bring proceedings to enforce the terms of clause 14 and, save to the extent notified in writing by such Bank to the relevant Indemnified Person, such Bank (without obligation) shall have the conduct of any such action on behalf of the relevant Indemnified Person.

17.2          Save as provided in clause 17.1, a person who is not a party to this agreement shall have no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

17.3          Notwithstanding the provisions of clauses 17.1 and 17.2, any rights arising by virtue of the Contracts (Rights of Third Parties) Act 1999 may be rescinded or varied in any way or at any time by the parties to this agreement without the consent of any Indemnified Person.

18.            MISCELLANEOUS

18.1          The Company confirms that it will arrange for the Registrars to act as registrars and receiving agents in connection with the Nil Paid Rights, the Fully Paid Rights, the New Shares, the Rights Issue and the EGM and to perform the obligations assigned to it under the Issue Documents and this agreement as registrars and receiving agents.

18.2          No delay or omission on the part of any party in exercising any right, power or remedy under this agreement shall impair such right, power or remedy or operate as a waiver thereof. The single or partial exercise of any right, power or remedy by any party under this agreement shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

18.3          The rights, powers and remedies of each party provided in this agreement are cumulative and not exclusive of any other rights, powers and remedies (whether provided by law or otherwise).

18.4          No variation to this agreement shall be effective unless it is in writing and signed by or on behalf of the Company and the Banks.

18.5          If any provision of this agreement is or becomes for any reason whatsoever invalid, illegal or unenforceable, it shall be divisible from this agreement and shall be deemed to be deleted from it and the validity of the remaining provisions shall not be affected in any way.

18.6          No party may, without the prior written consent of the others, assign or transfer any benefit arising under or out of this agreement nor shall it, save as expressly permitted by this agreement, delegate or sub-contract to any third party any of its obligations hereunder.

18.7          This agreement and the documents referred to in it constitutes the entire agreement between the parties and supersedes and replaces any previous agreement, understanding, undertaking, representations, warranties or arrangement of any nature whatsoever between the parties relating to the subject matter of this agreement. Each party waives all rights and remedies which, but for this clause, might otherwise be available to it in respect of any such previous agreement, understanding, undertaking, representations, warranties or other arrangement. Nothing in this clause limits or excludes any liability for fraud.

18.8          At any time after the date of this agreement the Company shall, and shall use its reasonable endeavours to procure that any necessary third party shall, at the cost of the Company, execute such documents and do such things as the Banks shall reasonably require for the purpose of giving full effect to all the provisions of this agreement.

18.9          The parties may at any time agree to terminate this agreement and enter into a new underwriting agreement in the agreed form.

19.            NOTICES

Any notice, demand or other communication given or made under or in connection with the matters contemplated by this agreement shall be in writing and shall be delivered personally or sent by fax or prepaid first class post (air mail if posted to or from a place outside the United Kingdom):

in the case of the Company to:

Address	PO Box 244, Southville, Bristol BS99 7UJ
Fax:	+44 117 933 7429
Attention:	Company Secretary

in the case of Hoare Govett to:

Address	250 Bishopsgate, London EC2M 4AA
Fax:	+44 20 7678 1587
Attention:	Hugo Fisher

in the case of Morgan Stanley to:

Address	25 Cabot Square, Canary Wharf, London E14 4QA
Fax:	+44 20 7425 8990
Attention:	Global Capital Markets

in the case of Citigroup to:

Address	Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB
Fax:	+44 20 7986 1103
Attention:	ECM Syndicate

in the case of Lehman Brothers to:

Address	25 Bank Street, London E14 5LE
Fax:	+44 20 7067 9785
Attention:	Piers Roberts

in the case of the Sponsor to:

Address	Citigroup Centre, Canada Square, Canary Wharf, London E14 5LB
Fax:	+44 20 7986 1103
Attention:	ECM Syndicate

and shall be deemed to have been duly given or made as follows:

19.1          if personally delivered, upon delivery at the address of the relevant party;

19.2          if sent by first class post, two Dealing Days after the date of posting;

19.3          if sent by air mail, five Dealing Days after the date of posting; and

19.4          if sent by fax, when despatched,

provided that if, in accordance with the above provision, any such notice, demand or other communication would otherwise be deemed to be given or made after 5.00 p.m. such notice, demand or other communication shall be deemed to be given or made at 9.00 a.m. on the next Dealing Day.

20.            COUNTERPARTS

20.1          This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute the same agreement. Any party may enter into this agreement by executing a counterpart and this agreement shall not take effect until it has been executed by all parties.

20.2          Delivery of an executed counterpart of a signature page by facsimile transmission shall take effect as delivery of an executed counterpart of this agreement. If such method is adopted, without prejudice to the validity of such agreement, each party shall provide the others with the original of such page as soon as reasonably practicable thereafter.

21.            NO ADVISORY OR FIDUCIARY RELATIONSHIP

The Company acknowledges and agrees that:

(a)         the terms of the Rights Issue are an arm’s length commercial transaction between the Company, on the one hand, and the several Banks on the other hand;

(b)         in connection with the Rights Issue and the process leading to such transaction, each Bank is not a fiduciary of the Company or the Company’s stockholders, creditors, employees or any other party;

(c)         none of the Banks has assumed or will assume fiduciary responsibility in favour of the Company with respect to the Rights Issue or the process leading to the Rights Issue (irrespective of whether such Bank has advised or is currently advising the Company on other matters) and none of the Banks has any obligation to the Company with respect to the Rights Issue except the obligations expressly set out in this agreement;

(d)         the Banks and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company; and

(e)         the Banks have not provided any legal, accounting, regulatory or tax advice with respect to the Rights Issue and the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

22.            GOVERNING LAW AND JURISDICTION

This agreement shall be governed by, and construed in all respects in accordance with, English law and the courts of England have non-exclusive jurisdiction to settle any dispute arising out of or in connection with this agreement.

IN WITNESS whereof this agreement has been executed on the date first above written.

SCHEDULE 1

Documents for Delivery

Save to the extent that the same have been delivered to Hoare Govett (acting for and on behalf of the Banks) prior to the date of this agreement, the Company shall procure that the following documents are delivered to Hoare Govett (acting for and on behalf of the Banks):

1.              AT EXECUTION OF THIS AGREEMENT

1.1            four certified copies of the memorandum and articles of association of the Company;

1.2            four certified copies of resolutions of the board of directors of the Company (or a duly established and authorised committee thereof) approving and authorising:

(a)         the entry into this agreement by the Company;

(b)         the despatch of the Circular; and

(c)         the release of the Circular Press Announcement.

1.3            four certified copies of the Circular Verification Notes;

1.4            four original copies of the Circular Working Capital Report together with a signed copy of a letter from the Company to the Sponsor in the agreed form confirming that the working capital of the Group is sufficient for its present requirements;

1.5            certified copies of statements in the agreed form signed by each Director and addressed to the Company and the Sponsor accepting responsibility for the information contained in the Circular; and

1.6            certified copies of powers of attorney in the agreed form executed by each Director.

2.              ON POSTING OF THE CIRCULAR

2.1            four copies of the Circular bearing evidence of the formal approval of the FSA as a circular.

3.              IMMEDIATELY FOLLOWING THE PASSING OF THE RESOLUTION

3.1            a certified copy of the Resolution.

4.              ON THE POSTING DATE

4.1            a certified copy of the resolution of the board of Directors (or a duly established and authorised committee thereof) approving the Prospectus, the US Wrap, the Rights Issue and Rights Issue Announcement and provisionally allotting the New Shares in accordance with clause 7.1;

4.2            four certified copies of the Rights Issue Press Announcement and Investor Presentation;

4.3            an original copy of the letter referred to in clause 3.3 of this agreement;

4.4            certified copies of statements in the agreed form signed by each Director and addressed to the Company and the Banks accepting responsibility for the information contained in the Prospectus;

4.5            certified copies of powers of attorney in the agreed form executed by each Director;

4.6            the report on the indebtedness of the Group;

4.7            four original copies of the Prospectus Working Capital Report together with a signed copy of a letter from the Company to the Banks confirming that the working capital of the Enlarged Group is sufficient for its present requirements;

4.8            four original copies of a letter from the Reporting Accountants addressed to the Company and the Banks: (a) reviewing the capitalisation and indebtedness report, (b) reviewing the Prospectus Working Capital Report, (c) confirming the accuracy of certain financial information contained in the Prospectus, (d) reporting on the pro forma financial information in the Prospectus, (e) in relation to any significant change in the financial and trading position of the Group, (f) in relation to paragraph 8.4.9R(3) of the Listing Rules, (g) confirming the accuracy of the description of tax matters, and (h) in relation to omission of information;

4.9            four original copies of a letter from the Target Reporting Accountants (or another internationally recognised firm of accountants) addressed to the Company and the Banks confirming the accuracy of Altadis financial information contained in the Prospectus and providing comfort on correct extraction of such financial information;

4.10          four original copies of a letter from the Reporting Accountants addressed to the Company and the Sponsor consenting to the issue of the Prospectus;

4.11          four original copies of a letter from the Company addressed to the Sponsor in relation to paragraphs 8.3.4R and 8.4.8R(1), (2) and (3) of the Listing Rules providing comfort on correct extraction of financial information, specifying any significant change to the financial or trading position of the Company since 30 September 2006; and confirming that all matters known to it which, in its reasonable opinion should be taken into account by the FSA in considering the application for listing, have been disclosed with sufficient prominence in the Prospectus;

4.12          four original copies of each of the letters addressed to the Sponsor from the Reporting Accountants and the Company’s solicitors in relation to paragraphs 8.3.2R and 8.4.9R(3) of the Listing Rules;

4.13          four certified copies of the Prospectus Verification Notes;

4.14          a copy of the Prospectus bearing evidence of the formal approval thereof by the FSA as a prospectus;

4.15          four certified copies of the security application forms in respect of the Nil Paid Rights and the Fully Paid Rights and the New Shares which have been given to CRESTCo;

4.16          four original copies of an opinion in the agreed form (subject to any changes to the assumptions and qualifications agreed with the Banks necessary to enable the opinion to be given, such agreement not to be unreasonably withheld or delayed) from the Company’s solicitors and four copies of an opinion from the Bank’s solicitors (in respect of English law);

4.17          four original copies of opinions in the agreed form agreed form (subject to any changes agreed with the Banks necessary to enable the opinion to be given) from the Company’s US counsel relating to certain matters under US law;

4.18          four original copies of a US 10b-5 disclosure letter in the agreed form (subject to any changes agreed with the Banks necessary to enable the disclosure letter to be given) from the Company’s US counsel;

4.19          four original copies of a US 10b-5 disclosure letter of Ashurst (subject to any changes agreed with the Banks necessary to enable the disclosure letter to be given), US counsel for the Banks, provided that if Ashurst is unable to deliver a 10b-5 disclosure letter the Company will provide the Banks with a 10b-5 disclosure letter in the agreed form (subject to any changes agreed with the Banks necessary to enable the disclosure letter to be given) from a law firm as counsel for the Banks on the list set out in schedule 5;

4.20          four originals of signed “international” and US SAS 72 comfort letters addressed to the Company and the Banks from the Reporting Accountants and the Target Reporting Accountants;

4.21          one original signed copy of the application for admission to the Official List in the appropriate form issued by the FSA;

4.22          one original signed copy of the application for admission to trading in the appropriate form issued by the London Stock Exchange;

4.23          one original signed copy of the Company’s declaration addressed to the FSA; and

4.24          one original signed copy of the application for the Prospectus to be approved as a prospectus (form A).

5.              FOLLOWING CONFIRMATION OF ALLOTMENT AND/OR THE MAKING OF NEW ALLOTMENTS OF THE NEW SHARES PURSUANT TO CLAUSE 7.2

5.1            a certified copy of the resolution of the board of directors of the Company (or a duly established and authorised committee thereof) confirming the allotments of the New Shares taken up and making new allotments of the New Shares not taken up as referred to in clause 7.2.

Where the resolutions referred to in paragraphs 1.2, 4.1 and 5.1 of this schedule or any of them are resolutions of a committee of the board of directors, the Company shall procure that there is also delivered to Hoare Govett (acting for and on behalf of the Banks) a certified copy of the resolution of the board of directors appointing such committee (save to the extent that a certified copy thereof shall previously have been delivered to the Banks).

6.              PRIOR TO ADMISSION

6.1            four original copies of a bring-down opinion in the agreed form (subject to any changes to the assumptions and qualifications agreed with the Banks necessary to enable the opinion to be given, such agreement not to be unreasonably withheld or delayed) from the Company’s solicitors and the Bank’s solicitors (in respect of English law);

6.2            four original copies of bring-down opinions in the agreed form agreed form (subject to any changes agreed with the Banks necessary to enable the opinion to be given) from the Company’s US counsel relating to certain matters under US law;

6.3            four original copies of a bring-down US 10b-5 disclosure letter in the agreed form (subject to any changes agreed with the Banks necessary to enable the disclosure letter to be given) from the Company’s US counsel;

6.4            four original copies of a bring-down US 10b-5 disclosure letter of Ashurst, US counsel for the Banks, provided that if Ashurst is unable to deliver a bring-down 10b-5 disclosure letter the Company will provide the Banks with a bring-down 10b-5 disclosure letter in the agreed form (subject to any changes agreed with the Banks necessary to enable the bring-down disclosure letter to be given) from a law firm as counsel for the Banks on the list set out in schedule 5;

6.5            four originals of signed bring-down UK comfort letters addressed to the Company and the Banks from the Reporting Accountants and the Target Reporting Accountants; and

6.6            four originals of signed bring-down “international” and US SAS 72 comfort letters addressed to the Company and the Banks from the Reporting Accountants and the Target Reporting Accountants.

SCHEDULE 2

Warranties

Part A

Warranties and undertakings given on the date
of this agreement

1.              CIRCULAR AND VERIFICATION

1.1            The information contained in the Circular and Circular Press Announcement (or any amendments or supplements thereto) is in accordance with the facts and all statements of fact contained in the Circular and Circular Press Announcement are true and accurate and are not misleading.

1.2            The Circular and Circular Press Announcement (or any amendments or supplements thereto) do not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

1.3            All statements, forecasts, estimates and expressions of opinion, intention or expectation contained in the Circular and Circular Press Announcement (or any amendments or supplements thereto) are fairly and honestly given, expressed or held and have been the subject of due care and attention and are fairly based upon facts within the knowledge of the Company and have been made on reasonable grounds after due and proper consideration of all the information currently available to the Company.

1.4            There are no facts or considerations known or which could on reasonable and proper enquiry have been known to the Company which are not disclosed in the Circular and Circular Press Announcement and which by their omission would or might reasonably be considered to:

(a)         affect the import of the information contained therein; or

(b)         make any statement therein (whether of fact or opinion) inaccurate or misleading; or

(c)         invalidate or qualify any assumption made in support of any statement therein (whether of fact or opinion); or

(d)         be material for disclosure to holders of Shares.

1.5            The information contained in the replies to the Circular Verification Notes is true and accurate and not misleading and all expressions of opinion and expectation contained in the Circular Verification Notes are honestly held and fairly based; such replies have been prepared or approved by persons having appropriate knowledge and responsibility to enable them properly to provide such replies and all such replies have been given in good faith.

2.              ACCOUNTS

2.1            The Accounts:

(a)         have been properly prepared in accordance with the Companies Act (and, where so stated, Article 4 of the IAS Regulation);

(b)         give a true and fair view in accordance with generally accepted accounting principles, practices and standards in the United Kingdom which shall include, where so stated, IFRS (“UK GAAP”) of the state of affairs of the Group as at the end of each of the relevant financial periods and of the profit or loss and cash flow of the Group for each such period; and

(c)         fairly set out the assets, liabilities and reserves of the Group and either make proper provision for or, where appropriate in accordance with UK GAAP, include a note in respect of all liabilities or commitments, whether actual, deferred or contingent of the Group as at the Accounts Date and in particular, provide for, or where appropriate in accordance with UK GAAP, make proper disclosure of, all liabilities, whether actual, deferred, contingent or disputed, of the Group for income tax or corporation tax measured by reference to actual or deemed taxable profits (including both income and chargeable gains) made or deemed to have been made during the relevant financial period, and for any other Tax in relation to or in consequence of any event occurring on or before the Accounts Date).

2.2            No Group Company has any off balance sheet financing.

2.3            The Company is not aware of any matter which would mean that the Accounts do not give a true and fair view in accordance with UK GAAP of the financial position and the profits or losses and cash flow of the Group at the Accounts Date and for the relevant period.

2.4            The Reporting Accountants are independent auditors with respect to the Group, as required by the Listing Rules.

2.5            The Directors have established procedures which provide a reasonable basis for them to make proper judgements as to the financial position and prospects of the Group and each member of the Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorisations; and (ii) transactions are recorded as necessary to permit the preparation of financial statements in accordance with Article 4 of the IAS Regulations and the Companies Act.

3.              POSITION SINCE THE ACCOUNTS DATE

Since the Accounts Date, the respective businesses of each member of the Group have been carried on in the ordinary and usual course and there has been no material adverse change or any development reasonably likely to lead to a material adverse change in the financial or trading position or prospects of the Group taken as a whole and since the Accounts Date no member of the Group has incurred any commitment or liability of an onerous or unusual nature nor has any such company become a party or otherwise subject to any contract or commitment of an onerous or unusual nature which in either case is material for disclosure in the context of the Rights Issue.

4.              PREVIOUS ANNOUNCEMENTS

In relation to all Previous Announcements (excluding the Form 20-F and other materials filed with or furnished to the US Securities and Exchange Commission), save to the extent corrected in any announcement subsequently made by or on behalf of the Company through a Regulatory Information Service or as disclosed in the Circular:

(a)         all statements of fact contained therein which are material in the context of the Rights Issue were, when made, and remain true and accurate in all material respects and not misleading;

(b)         all estimates and all statements of opinion, intention or expectation contained therein which are material in the context of the Rights Issue were made on reasonable grounds after due and careful consideration, were honestly held by the Company and the Directors and were fairly based;

(c)         there were no other facts known, or which could on reasonable enquiry have been known, to the Company which were not included in the relevant document or announcement, the omission of which made any statement or estimate in the document or announcement misleading and which is material in the context of the Rights Issue; and

in relation to the Form 20-F and other materials filed with or furnished to the US Securities and Exchange Commission, save to the extent corrected in any amendment subsequently made in any filing or submission made with the US Securities and Exchange Commission or disclosed in the Circular, none of such materials contained or contain any untrue statement of a material fact required to be stated therein to make the statements therein not misleading.

5.              INFORMATION PROVIDED

All written information supplied directly or indirectly by the Directors and/or the Company and the Company’s employees, auditors, solicitors and other agents and advisers to the Banks (or any persons acting on their behalf) for the purposes of or in connection with the Rights Issue and/or the Acquisition and/or Admission was, when supplied, true and accurate in all material respects and is now, save to the extent subsequently corrected, true and accurate in all respects material in the context of the Rights Issue.

6.              STATEMENTS TO FSA AND LONDON STOCK EXCHANGE

6.1            All statements made or information provided by or on behalf of the Company to the FSA or the London Stock Exchange are true and accurate and are not misleading and all expressions of opinion, intention or expectation made by the Company to the FSA are truly and honestly held and fairly made on reasonable grounds and/or assumptions after due and careful consideration and enquiry and there are no facts which have not been disclosed to the FSA or the London Stock Exchange which by their omission make any such statements misleading or which are material for disclosure to any of them.

6.2            There are no matters other than those disclosed in the Circular which the Company considers should be taken into account by the FSA in considering the Acquisition.

6.3            The Company has informed the Banks in writing of all discussions which it or its agents (apart from the Banks) have had with the FSA and the London Stock Exchange respectively in relation to the applications to the FSA for the approval of the Circular pursuant to the Listing Rules or the interpretation of and application of the Prospectus Rules, the Listing Rules and the Disclosure and Transparency Rules to the Company insofar as they relate to the Rights Issue and/or Admission.

7.              ACQUISITION

7.1            Nothing which the Company has discovered in the course of its due diligence and enquiry in relation to the Acquisition renders any of the information concerning the Acquisition supplied in writing by the Company to the Banks, including without limitation the anti-trust analysis, untrue, inaccurate or misleading in any material particular.

7.2            The Acquisition will not have an adverse impact on the Company’s ability to comply with the Listing Rules, the NYSE Rules or the DTRs.

8.              LITIGATION

Save as disclosed in the Circular, no Group Company nor any Director nor, so far as the

Company is aware, any person for whom any Group Company is or may be vicariously liable has any claim outstanding against them or is engaged in or has been engaged during the last 12 months in any legal or arbitration or similar proceedings which, individually or collectively, are material for disclosure in the context of the Rights Issue and no such legal or arbitration or Similar Proceedings are threatened or pending, nor, to the best of the knowledge, information and belief of the Company, are there any circumstances which are reasonably likely to give rise to any such legal or arbitration or similar proceedings. For the purposes of this Warranty, “Similar Proceedings” includes any civil or criminal proceedings and any action by any governmental, public or regulatory authority (including any investment exchange and any authority or body which regulates investment business or takeovers or which is concerned with mergers or taxation matters).

9.              CAPACITY AND COMPLIANCE

9.1            Subject to the passing of the Resolution, the Company and the Directors have power to enter into and perform this agreement and, in particular, to allot and issue the New Shares in the manner proposed without any sanction or consent by members of the Company or any class of them and there are no other consents, authorisations or approvals required by the Company in connection with the entering into and the performance of this agreement and the allotment and issue of the New Shares which have not been irrevocably and unconditionally obtained (other than consents required by the FSA, the London Stock Exchange and CREST).

9.2            The entering into of this agreement and the performance by the Company of its obligations hereunder and the allotment and issue of the New Shares will comply with:

(a)         all agreements to which the Company is a party and will not infringe or exceed any limits, powers or restrictions binding upon the Company and/or any of its assets or the terms of any contract, obligation or commitment of the Company;

(b)         the byelaws, articles of association or other constitutional documents of the Company; and

(c)         all material agreements to which any member of the Group is a party, and will not infringe or exceed any material limits, powers or restrictions binding upon such members of the Group and/or any of its assets or the terms of any material contract, obligations or commitment of any member of the Group.

9.3            The issue and publication of the Issue Documents and the allotment and issue of the New Shares in the manner proposed will comply with the FSMA, the Companies Act, the Part 6  Rules, the rules and regulations of the London Stock Exchange (including the Admission and Disclosure Standards) and all other relevant laws and regulations of the United Kingdom and elsewhere and all applicable requirements of any regulatory body.

9.4            The Company, each Material Subsidiary and (to the extent material in the context of the Rights Issue and/or Admission) each other member of the Group has been duly incorporated and is validly existing as a company with limited liability under the laws of the country of its incorporation with full power and authority to own, lease and operate the properties which it owns, leases and operates and to own its other assets and conduct its business as described in the Circular.

9.5            Save as otherwise disclosed in the Circular, and other than the Company’s share option plans, there are no rights (conditional or otherwise) (i) to require the issue of any shares or other securities (including, without limitation, any loan capital) or securities convertible into or exchangeable for, or warrants, rights or options to purchase, or obligations, commitments or intentions to create the same) or (ii) to sell or otherwise dispose of any shares or other securities, in each case of a Group Company (other than to another Group

Company, as the case may be) which are outstanding and in force.

9.6            The Equity Bridge Facility has been duly authorised, executed and delivered on behalf of the Company and assuming due authorisation, execution and delivery by the other parties thereto, constitute valid and binding obligations of the Company enforceable against it in accordance with its terms and, so far as the Company is aware, no event has occurred and no circumstances exist that would or might be reasonably likely to cause amounts payable to the Company under the Equity Bridge Facility to be unavailable if required.

10.            DEFAULT

10.1          No event or circumstance has occurred or arisen or, so far as the Directors are aware (having made all reasonable enquiries), is about to occur or arise by reason of which any person is, or would be, or could with the giving of notice and/or lapse of time and/or a relevant determination become entitled to require repayment prior to its stated maturity, or to take any step to enforce security for, any material borrowings or material indebtedness in the nature of borrowing of any member of the Group and no member of the Group has received notice from any person to whom any such indebtedness which is repayable on demand is owed demanding repayment of the same and neither the Company nor any of the Directors is otherwise aware that any such person proposes to demand repayment of, or to take any step to enforce any security for, the same and which would, in any such case, have a material adverse effect on the business, assets or prospects of the Group taken as a whole.

10.2          No event or circumstance has occurred or arisen or, so far as the Directors are aware (having made all reasonable enquiries), is about to occur which constitutes or results in, or would with the giving of notice and/or lapse of time and/or the making of a relevant determination, constitute, or result in, a default or the acceleration or breach of any obligation under any agreement, instrument or arrangement to which any member of the Group is a party or by which any such company or any of its properties, revenues or assets are bound, and which would in any such case have a material adverse effect on the businesses, assets or prospects of the Group taken as a whole.

11.            INSOLVENCY

11.1          Neither the Company nor any Material Subsidiary nor (so far as material in the context of the Rights Issue and/or Admission) any other Group Company has taken any action nor have any other steps been taken or legal proceedings started or threatened against any such company (as applicable) for its administration, winding up or dissolution or for any similar or analogous proceeding in any jurisdiction, or for it to enter into any arrangement or composition for the benefit of creditors or for the appointment of an administrative receiver, an administrator or a receiver, trustee or similar officer of it or any of its properties, revenues or assets nor have any orders been made for any of the foregoing (other than, in each case, in respect of a solvent liquidation, reorganisation or amalgamation).

11.2          Neither the Company nor any Material Subsidiary nor (so far as material in the context of the Rights Issue and/or Admission) any other Group Company is insolvent or unable to pay its debts as they fall due.

12.            INTELLECTUAL PROPERTY

The Company and each member of the Group own or possess, or can acquire on reasonable terms, adequate patents, patent rights, licences, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them in all material respects, and neither the Company nor any member of the Group has received any notice or is otherwise aware of any infringement of or conflict in any jurisdiction with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any member of the Group therein which, in each case, would be material in the context of the Rights Issue.

13.            AUTHORITY TO CARRY ON BUSINESS

All material licences, permissions, authorisations and consents required in any jurisdiction for the effective operation of the businesses of the Group have been obtained and complied with in all material respects and are in full force and effect and, so far as the Directors are aware (having made all reasonable enquiries), there are no circumstances which might lead to any of such licences, permissions, authorisations and consents being revoked, suspended, varied or refused renewal.

14.            INSURANCE

14.1          Since the Accounts Date no member of the Group has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any employment dispute or court or governmental action, order or decree which, in all cases, would be material in the context of the Rights Issue.

14.2          The Company and each member of the Group are insured by insurers of recognised financial responsibility against such losses and risks and in such amounts as the Directors reasonably consider are prudent and customary in the businesses in which they are engaged; the Group has adequate disaster recovery arrangements in place to ensure that there is no material adverse effect if its premises or systems become unusable for any reason; all material policies of insurance and fidelity or surety bonds insuring the Company or any other member of the Group or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and each other member of the Group are in compliance with the material terms of such policies and instruments; there are no material claims by the Company or any other member of the Group under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and neither the Company nor any other member of the Group has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may reasonably be necessary to continue its business.

15.            EMPLOYMENT

15.1          No problem, dispute, slowdown, work stoppage or disturbance involving the employees of any member of the Group, which is material in the context of the Rights Issue exists or, so far as the Company is aware, having made due and careful enquiries, is imminent.

16.            ENVIRONMENTAL

16.1          Each member of the Group:

(a)         has at all times complied with and is complying with all Environmental Laws in all material respects;

(b)         is in possession of all material consents, permits, licences, exemptions, registrations or other authorisations (together the “Consents”) required under Environmental Laws; and

(c)         has complied in all material respects with all conditions of such Consents and there are no facts or circumstances that may lead to a regulatory authority revoking,

varying, or not renewing any of the Consents.

16.2          No member of the Group has caused or permitted and there has not been and there is not present on at from or under any freehold and leasehold properties owned, used or occupied by the Company and each member of the Group (the “Properties”) or any former properties occupied by any member of the Group, any material generation, storage, disposal, spillage, discharge, release, leakage, migration, entry, escape, deposit or emission (a “Release”) of any Hazardous Materials or waste.

17.            OFAC

17.1          None of the Company, any other member of the Group or any Director, officer, agent, employee or affiliate of the Company is currently subject to any sanctions administered by OFAC or any similar sanctions imposed by the European Union, the United Nations or any other body, governmental or other, to which the Company or any of its affiliates is subject (collectively, “other economic sanctions”); and the Company will not knowingly use the proceeds of the Rights Issue, or lend, contribute or otherwise make available such proceeds to any other member of the Group, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any sanctions administered by OFAC or any other economic sanctions.

17.2          None of the Company, any other member of the Group or any Director, officer, agent, employee or Affiliate of the Company, is aware of or has taken any action, directly or indirectly, that has resulted or will result in a violation by such persons of the FCPA (including, without limitation, making use of the mail or any means or instrument of US interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorisation of the payment of any money, or other property, gift, promise to give, or authorisation of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA), the OECD Convention or any similar law or regulation, to which the Company, any other member of the Group, any Director, officer, agent, employee of any member of the Group or any Affiliate is subject; and the Company, each member of the Group and its Affiliates have conducted their businesses in compliance with the provisions of FCPA (to the extent such provisions are applicable), the OECD Convention and any applicable similar law or regulation and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

18.            WORKING CAPITAL

18.1          All information requested from the Company by the Banks and the Reporting Accountants in connection with the review of the working capital requirements and indebtedness of the Group was when given and remains true and accurate in all material respects and not misleading.

18.2          The Circular Working Capital Report has been approved by the Directors and has been made after due and careful enquiry, all statements of fact therein are true and accurate in any material respects and not misleading, all forecasts, estimates and expressions of opinion, intention or expectation contained therein are made on reasonable grounds after due and proper consideration and are honestly held by the Directors and are fairly based, there are no other facts known or which could on reasonable enquiry have been known to the Directors the omission of which would make any such statement or expression in the Circular Working Capital Report misleading, all the assumptions on which that Report is based are reasonable assumptions and, so far as the Directors are aware, there are no other assumptions on which that Report ought to have been based which have not been made.

18.3          Having regard to available bank and other facilities, the Group will have sufficient working capital for its present requirements, that is, for at least the next 12 months from the date of the Circular.

19.            US SELLING RESTRICTIONS

19.1          Neither the Company nor any of its or their affiliates, nor any person acting on its or their behalf (other than the Underwriters, their affiliates or persons acting on their behalf, as to whom no representation is made) has, directly or indirectly, made or will make offers or sales of, or has solicited or will solicit offers to buy, or otherwise has negotiated or will negotiate in respect of, any security under circumstances that would require the Nil Paid Rights, the Fully Paid Rights, the Provisional Allotment Letters or the New Shares to be registered under the US Securities Act.

19.2          Neither the Company nor any of its or their affiliates, nor any person acting on its or their behalf (other than the Underwriters, their affiliates or persons acting on their behalf, as to whom no representation is made) has engaged or will engage in any form of general solicitation or general advertising in connection with any offer or sale of the Nil Paid Rights, the Fully Paid Rights, the Provisional Allotment Letters or the New Shares in the United States.

19.3          Neither the Company not any of its or their affiliates, nor any person acting on its or their behalf (other than the Underwriters, their affiliates or persons acting on their behalf, as to whom no representation is made) has engaged or will engage in any directed selling efforts in the United States with respect to the Nil Paid Rights, the Fully Paid Rights, the Provisional Allotment Letters or the New Shares and it and they have complied and will comply with the applicable offering restrictions requirements of Regulation S under the US Securities Act.

19.4          The Company is a “foreign issuer” (as defined in Regulation S) and reasonably believes that there is no “substantial US market interest” (as defined in Regulation S) in the New Shares or any securities of the same class as the New Shares.

19.5          Neither the Company nor any of its or their affiliates, nor any person acting on its or their behalf (other than the Underwriters, their affiliates or persons acting on their behalf, as to whom no representation is made) has taken, directly or indirectly, or will take any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilisation or manipulation of the price of any security of the Company to facilitate the sale or resale of the Nil Paid Rights, the Fully Paid Rights, the Provisional Allotment Letters or the New Shares.

19.6          The Company is not, and as a result of the issue and sale of Provisional Allotment Letters, Nil Paid Rights, Fully Paid Rights or the New Shares as contemplated herein and the application of the net proceeds thereof as contemplated and as described in the Circular will not become an “investment company” (as such term is defined in the US Investment Company Act).

19.7          The Company is not, and does not intend to become, and as a result of the receipt and application of the proceeds of the issue and sale of the Provisional Allotment Letters, the Nil Paid Rights or the Fully Paid Rights or New Shares as contemplated and as described in the Circular, a “passive foreign investment company” within the meaning of section 1297 of the US Internal Revenue Code of 1986, as amended (the “Code”).

Exhibit 4.19

Part B

Warranties and undertakings given on the
Posting Date, on the date of publication of any Supplementary Prospectus and immediately prior to Admission

1.              PROSPECTUS, US WRAP AND VERIFICATION

1.1            All statements, forecasts, estimates and expressions of opinion, intention or expectation contained in the Prospectus and the US Wrap (or any amendments or supplements thereto) are fairly and honestly given, expressed or held and have been the subject of due care and attention and are fairly based upon facts within the knowledge of the Company and have been made on reasonable grounds after due and proper consideration of all the information currently available to the Company.

1.2            There are no facts or considerations known or which could on reasonable and proper enquiry have been known to the Company which are not disclosed in the Prospectus and the US Wrap and which by their omission would or might reasonably be considered to:

(a)         be likely to affect the import of the information contained therein; or

(b)         make any statement therein (whether of fact or opinion) inaccurate or misleading in any material respect; or

(c)         invalidate or qualify any assumption made in support of any statement therein (whether of fact or opinion); or

(d)         be material for disclosure to the Sponsor or a potential subscriber for New Shares.

1.3            The Prospectus contains all such information as, having regard to the matters referred to in section 87A(2) of the FSMA, investors would find necessary, for the purpose of making an informed assessment of:

(a)         the assets and liabilities, financial position, profits and losses and prospects of the Enlarged Group; and

(b)         the rights attaching to the New Shares,

having regard to the particular nature of the New Shares and the Company.

1.4            The US Wrap does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

1.5            The Prospectus contains all items of information required to be included by the Prospectus Rules, save for those items of information for which waivers have been obtained pursuant to the Prospectus Rules.

1.6            The information contained in the replies to the Prospectus Verification Notes is true and accurate and not misleading and all expressions of opinion and expectation contained in the Prospectus Verification Notes are honestly held and fairly based; such replies have been prepared or approved by persons having appropriate knowledge and responsibility to enable them properly to provide such replies and all such replies have been given in good faith.

2.              ACCOUNTS

2.1            The Accounts:

(a)         have been properly prepared in accordance with the Companies Act (and, where so stated, Article 4 of the IAS Regulation) and with the Prospectus Rules;

(b)         give a true and fair view in accordance with generally accepted accounting principles, practices and standards in the United Kingdom which shall include, where so stated, IFRS (“UK GAAP”) of the state of affairs of the Group or (as applicable) the Enlarged Group as at the end of each of the relevant financial periods and of the profit or loss and cash flow of the Group or (as applicable) the Enlarged Group for each such period; and

(c)         fairly set out the assets, liabilities and reserves of the Group or (as applicable) the Enlarged Group and either make proper provision for or, where appropriate in accordance with UK GAAP, include a note in respect of all liabilities or commitments, whether actual, deferred or contingent of the Group or (as applicable) the Enlarged Group as at the Accounts Date and in particular, provide for, or where appropriate in accordance with UK GAAP, make proper disclosure of, all liabilities, whether actual, deferred, contingent or disputed, of the Group or (as applicable) the Enlarged Group for income tax or corporation tax measured by reference to actual or deemed taxable profits (including both income and chargeable gains) made or deemed to have been made during the relevant financial period, and for any other Tax in relation to or in consequence of any event occurring on or before the Accounts Date).

2.2            No Group Company or (as applicable) Enlarged Group Company has any off balance sheet financing.

2.3            The Company is not aware of any matter which would mean that the Accounts do not give a true and fair view in accordance with UK GAAP of the financial position and the profits or losses and cash flow of the Group or (as applicable) the Enlarged Group at the Accounts Date and for the relevant period.

2.4            The Reporting Accountants are independent auditors with respect to the Group or (as applicable) Enlarged Group, as required by the Listing Rules.

2.5            The Directors have established procedures which provide a reasonable basis for them to make proper judgements as to the financial position and prospects of the Group or (as applicable) the Enlarged Group and each member of the Group or (as applicable) the Enlarged Group maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorisations; and (ii) transactions are recorded as necessary to permit the preparation of financial statements in accordance with Article 4 of the IAS Regulations and the Companies Act.

2.6            The Interim Results:

(a)         are accurate and complete in all material respects and fairly represent the financial and trading position of the Group or (as applicable) the Enlarged Group for such period; and

(b)         have been properly prepared in good faith and in accordance with the Group’s or (as applicable) the Enlarged Group’s accounting policies and on a basis consistent with that adopted for the preparation of the consolidated audited financial statements of the Company as at and for the year ended on the Accounts Date.

3.              POSITION SINCE THE ACCOUNTS DATE

Since the date on which the Offer becomes unconditional in all respects, the respective businesses of each member of the Enlarged Group have been carried on in the ordinary and usual course and there has been no material adverse change or any development reasonably likely to lead to a material adverse change in the financial or trading position or prospects of the Enlarged Group taken as a whole and since such date no member of the Enlarged Group has incurred any commitment or liability of an onerous or unusual nature nor has any such company become a party or otherwise subject to any contract or commitment of an onerous or unusual nature which in either case is material for disclosure in the context of the Rights Issue.

4.              INVESTOR PRESENTATION AND RIGHTS ISSUE PRESS ANNOUNCEMENT

4.1            The information contained in both the Investor Presentation and the Rights Issue Press Announcement is in accordance with the facts and the Investor Presentation and the Rights Issue Press Announcement do not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.2            All statements, forecasts, estimates and expressions of opinion, intention or expectation contained in both the Investor Presentation and the Rights Issue Press Announcement are fairly and honestly given, expressed or held and have been the subject of due care and attention and are fairly based upon facts within the knowledge of the Company and are made on reasonable grounds after due and proper consideration of all the information currently available to the Company.

4.3            There are no facts or considerations known or which could on reasonable and proper enquiry have been known to the Company which are not disclosed in both the Investor Presentation and the Rights Issue Press Announcement and which by their omission would or might reasonably be considered to:

(a)         be likely to affect the import of the information contained therein; or

(b)         make any statement therein (whether of fact or opinion) inaccurate or misleading; or

(c)         invalidate or qualify any assumption made in support of any statement therein (whether of fact or opinion).

5.              PRIOR DOCUMENTS AND ANNOUNCEMENTS

In the case of each document issued and each announcement made by or on behalf of the Company to the public or the press since the date of despatch of the Circular, each statement of fact contained therein was when made and, save as otherwise disclosed in any subsequent document or announcement or in the Prospectus, remains true and accurate in all material respects and not misleading and all forecasts, estimates and expressions of opinion, intention or expectation contained therein were when made and continue to be honestly held and fairly based and were made on reasonable grounds after due and proper enquiry and consideration and there were no other facts known, or which on reasonable enquiry could have been known, to the Directors, the omission of which would make any such statement or expression therein misleading or which were or might have been material in the context in which the document or announcement was issued or made.

6.              INFORMATION PROVIDED

All written information supplied directly or indirectly by the Directors and/or the Company and the Company’s employees, auditors, solicitors and other agents and advisers to the Banks (or any persons acting on their behalf) for the purposes of or in connection with the Rights Issue and/or the Acquisition and/or Admission was when supplied true and accurate in all material respects and is now, save to the extent subsequently corrected, true and accurate in all respects material in the context of the Rights Issue.

7.              STATEMENTS TO FSA AND LONDON STOCK EXCHANGE

7.1            All statements made or information provided by or on behalf of the Company to the FSA or the London Stock Exchange are true and accurate and are not misleading and all expressions of opinion, intention or expectation made by the Company to the FSA are truly and honestly held and fairly made on reasonable grounds and/or assumptions after due and careful consideration and enquiry and there are no facts which have not been disclosed to the FSA or the London Stock Exchange and which by their omission make any such statements misleading or which are material for disclosure to any of them.

7.2            There are no matters other than those disclosed in the Prospectus which the Company considers should be taken into account by the FSA in considering the suitability for listing of the New Shares or taken into account by the London Stock Exchange in considering the application for admission to trading of the New Shares.

7.3            The Company has informed the Banks in writing of all discussions which it or its agents (apart from the Banks) have had with the FSA and the London Stock Exchange respectively in relation to the applications for Admission, the applications to the FSA for the approvals of the Prospectus pursuant to the Prospectus Rules and the Listing Rules or the interpretation of and application of the Prospectus Rules, the Listing Rules and the Disclosure and Transparency Rules to the Company insofar as they relate to the Rights Issue and/or Admission.

8.              LITIGATION

No Enlarged Group Company nor any Director nor, so far as the Company is aware, any person for whom any Enlarged Group Company is or may be vicariously liable has any claim outstanding against them or is engaged in or has been engaged during the last 12 months in any legal or arbitration or similar proceedings which, individually or collectively, are material for disclosure in the context of the Rights Issue and no such legal or arbitration or Similar Proceedings are threatened or pending, nor, to the best of the knowledge, information and belief of the Company, are there any circumstances which are reasonably likely to give rise to any such legal or arbitration or similar proceedings. For the purposes of this Warranty, “Similar Proceedings” includes any civil or criminal proceedings and any action by any governmental, public or regulatory authority (including any investment exchange and any authority or body which regulates investment business or takeovers or which is concerned with mergers or taxation matters).

9.              CAPACITY AND COMPLIANCE

9.1            The Company and the Directors have power to perform this agreement and, in particular, to allot and issue the New Shares in the manner proposed without any sanction or consent by members of the Company or any class of them and there are no other consents, authorisations or approvals required by the Company in connection with the performance of this agreement and the allotment and issue of the New Shares which have not been irrevocably and unconditionally obtained.

9.2            The performance by the Company of its obligations hereunder and the allotment and issue of the New Shares will comply with:

(a)         all agreements to which the Company is a party and will not infringe or exceed any limits, powers or restrictions binding upon the Company and/or any of its assets or the terms of any contract, obligation or commitment of the Company;

(b)         the byelaws, articles of association or other constitutional documents of the Company; and

(c)         all material agreements to which any member of the Enlarged Group is a party and will not infringe or exceed any material limits, powers or restrictions binding upon such member of the Enlarged Group and/or any of its material assets or the terms of any material contract, obligation or commitment of any member of the Enlarged Group.

9.3            The issue and publication of the Issue Documents and the allotment and issue of the New Shares in the manner proposed will comply with the FSMA, the Companies Act, the Part 6  Rules, the rules and regulations of the London Stock Exchange (including the Admission and Disclosure Standards) and all other relevant laws and regulations of the United Kingdom and elsewhere and all applicable requirements of any regulatory body.

9.4            The Company, each Material Subsidiary and (so far as material in the context of the Rights Issue and/or Admission) each other member of the Enlarged Group has been duly incorporated and is validly existing as a company with limited liability under the laws of the country of its incorporation with full power and authority to own, lease and operate the properties which it owns, leases and operates and to own its other assets and conduct its business as described in the Prospectus.

9.5            There are no rights (conditional or otherwise) (i) to require the issue of any shares or other securities (including, without limitation, any loan capital) or securities convertible into or exchangeable for, or warrants, rights or options to purchase, or obligations, commitments or intentions to create the same) or (ii) to sell or otherwise dispose of any shares or other securities, in each case of an Enlarged Group Company (other than to another Enlarged Group Company, as the case may be) which are outstanding and in force.

10.            DEFAULT

10.1          No event or circumstance has occurred or arisen or, so far as the Directors are aware (having made all reasonable enquiries), is about to occur or arise by reason of which any person is, or would be, or could with the giving of notice and/or lapse of time and/or a relevant determination become entitled to require repayment prior to its stated maturity, or to take any step to enforce security for, any material borrowings or material indebtedness in the nature of borrowing of any member of the Enlarged Group and no member of the Enlarged Group has received notice from any person to whom any material indebtedness which is repayable on demand is owed demanding repayment of the same and neither the Company nor any of the Directors is otherwise aware that any such person proposes to demand repayment of, or to take any step to enforce any security for, the same which would, in any such case have a material adverse effect on the businesses, assets or prospect of the Enlarged Group taken as a whole and which, in all cases, is material for disclosure in the context of the Rights Issue.

10.2          No event or circumstance has occurred or arisen or, so far as the Directors are aware (having made all reasonable enquiries), is about to occur which constitutes or results in, or would with the giving of notice and/or lapse of time and/or the making of a relevant determination, constitute, or result in, a default or the acceleration or breach of any obligation under any agreement, instrument or arrangement to which any member of the Enlarged Group is a party or by which any such company or any of its properties, revenues or assets are bound, and which would in any such case have a material adverse effect on the businesses, assets or prospects of the Enlarged Group taken as a whole and which is material for disclosure in the context of the Rights Issue.

11.            INSOLVENCY

11.1          Neither the Company nor any Material Subsidiary nor (so far as material in the context of the Rights Issue and/or Admission) any other member of the Enlarged Group has taken any action nor have any other steps been taken or legal proceedings started or threatened against any Enlarged Group Company for its administration, winding up or dissolution or for any similar or analogous proceeding in any jurisdiction, or for it to enter into any arrangement or composition for the benefit of creditors or for the appointment of an administrative receiver, an administrator or a receiver, trustee or similar officer of it or any of its properties, revenues or assets nor have any orders been made for any of the foregoing (other than, in each case, in respect of a solvent liquidation, reorganisation or amalgamation).

11.2          Neither the Company nor any Material Subsidiary nor (so far as is material in the context of the Rights Issue and/or Admission) any other member of the Enlarged Group is insolvent or unable to pay its debts as they fall due.

12.            INTELLECTUAL PROPERTY

The Company and each member of the Enlarged Group own or possess, or can acquire on reasonable terms, patents, patent rights, licences, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property which in each case are material to the Enlarged Group (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and neither the Company nor any member of the Enlarged Group has received any notice or is otherwise aware of any infringement of or conflict in any jurisdiction with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any member of the Enlarged Group therein which, in each case, would be material for disclosure in the context of the Rights Issue.

13.            AUTHORITY TO CARRY ON BUSINESS

All material licences, permissions, authorisations and consents required in any jurisdiction for the effective operation of the businesses of the Enlarged Group have been obtained and complied with and are in full force and effect and, so far as the Directors are aware (having made all reasonable enquiries), there are no circumstances which might lead to any of such licences, permissions, authorisations and consents being revoked, suspended, varied or refused renewal which, in each case, would be material for disclosure in the context of the Rights Issue.

14.            INSURANCE

14.1          Since the Accounts Date, no member of the Enlarged Group has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any employment dispute or court or governmental action, order or decree which in all cases is material for disclosure in the context of the Rights Issue.

14.2          The Company and each member of the Enlarged Group are insured by insurers of recognised financial responsibility against such losses and risks and in such amounts as the Directors reasonably consider are prudent and customary in the businesses in which they are engaged; the Group has and, so far as the Company is aware, the Enlarged Group has adequate disaster recovery arrangements in place to ensure that there is no material adverse effect if its premises or systems become unusable for any reason; all material policies of insurance and fidelity or surety bonds insuring the Company or any other member of the Enlarged Group or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and each other member of the Enlarged Group are in compliance with the material terms of such policies and instruments; there are no material claims by the Company or any other member of the Enlarged Group under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause; and neither the

Company nor any other member of the Enlarged Group has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may reasonably be necessary to continue its business.

15.            EMPLOYMENT

15.1          No problem, dispute, slowdown, work stoppage or disturbance involving the employees of any member of the Enlarged Group, which is material in the context of the Rights Issue, exists or, so far as the Company is aware, having made due and careful enquiries, is imminent.

16.            ENVIRONMENTAL

16.1          Each member of the Enlarged Group:

(a)         has at all times complied with and is complying with all Environmental Laws in all material respects;

(b)         is in possession of all material consents, permits, licences, exemptions, registrations or other authorisations (together the “Consents”) required under Environmental Laws; and

(c)         has complied in all material respects with all conditions of such Consents and there are no facts or circumstances that may lead to a regulatory authority revoking, varying, or not renewing any of the Consents.

16.2          No member of the Enlarged Group has caused or permitted and there has not been and there is not present on at from or under any freehold and leasehold properties owned, used or occupied by the Company and each member of the Group or any former properties occupied by any member of the Group, any material generation, storage, disposal, spillage, discharge, release, leakage, migration, entry, escape, deposit or emission (a “Release”) of any Hazardous Substance or waste in all cases which is material for disclosure in the context of the Rights Issue.

16.3          The Prospectus contains a true and accurate description of any environmental issues that may affect the Company’s use of its tangible fixed assets.

17.            OFAC

17.1          None of the Company, any other member of the Enlarged Group or any Director, officer, agent, employee or Affiliate of the Company is currently subject to any sanctions administered by OFAC or any similar sanctions imposed by the European Union, the United Nations or any other body, governmental or other, to which the Company or any of its Affiliates is subject (collectively, “other economic sanctions”); and the Company will not knowingly use the proceeds of the Rights Issue, or lend, contribute or otherwise make available such proceeds to any other member of the Group, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any sanctions administered by OFAC or any other economic sanctions.

17.2          None of the Company, any other member of the Enlarged Group or any Director, officer, agent, employee or Affiliate of the Company, is aware of or has taken any action, directly or indirectly, that could result in a violation by such persons of the FCPA (including, without limitation, making use of the mail or any means or instrument of US interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorisation of the payment of any money, or other property, gift, promise to give, or authorisation of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA), the OECD Convention or any similar law or regulation, to which the Company, any other member of the Enlarged Group, any Director, officer, agent, employee of any member of the Group or any Affiliate is subject; and the Company, each member of the Group and its Affiliates have conducted their businesses in compliance with the provisions of FCPA (to the extent such provisions are applicable), the OECD Convention and any applicable similar law or regulation and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

17.3          PRO FORMA FINANCIAL INFORMATION

The pro forma financial information in the Prospectus fairly presents the information shown therein, has been properly compiled on the bases described therein and is presented on a basis consistent with the accounting policies of the Enlarged Group; all the assumptions used in the preparation thereof are reasonable and there are no other assumptions which should be taken into account in the preparation of such information and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein.

17.4          LONG FORM REPORT

All information supplied by or on behalf of the Enlarged Group to the Reporting Accountants for the purposes of their long form report and/or their short form report and/or their working capital report and/or their report relating to pro forma information and/or their indebtedness report and/or their report on the accuracy and extraction of financial information and/or their report on certain non-financial operating data included in the Prospectus and/or any of the Reporting Accountants’ other reports in connection with the Rights Issue (collectively, the “Reports”), and in respect of any updates to such Reports, has been or will have been supplied in good faith after due and careful enquiry; such information was, or will be, when supplied and remains, or will remain, true and accurate in all material respects and no information has been or will be withheld which might reasonably affect the contents of the Reports in any material respect.

18.            WORKING CAPITAL

18.1          All information requested from the Company by the Banks, and the Reporting Accountants in connection with the review of the working capital requirements and indebtedness of the Enlarged Group was when given and remains true and accurate in all material respects and not misleading.

18.2          The Prospectus Working Capital Report has been approved by the Directors and has been made after due and careful enquiry, all statements of fact therein are true and accurate in all material respects and not misleading, all forecasts, estimates and expressions of opinion, intention or expectation contained therein are made on reasonable grounds after due and proper consideration and are honestly held by the Directors and are fairly based, there are no other facts known or which could on reasonable enquiry have been known to the Directors the omission of which would make any such statement or expression in the Prospectus Working Capital Report misleading, all the assumptions on which that report is based are reasonable assumptions and, so far as the Directors are aware, there are no other assumptions on which that report ought to have been based which have not been made.

18.3          Having regard to available bank and other facilities and the proceeds of the Rights Issue, the Group will have sufficient working capital for its present requirements, that is, for at least the next 12 months from the date of publication of the Prospectus.

19.            STAMP DUTY/SDRT

No stamp duty, stamp duty reserve tax or other stamp, issuance, registration, capital, documentary, transfer or similar taxes or duties are payable in connection with the allotment, issue and delivery of the New Shares by the Company in accordance with the terms of this agreement, in connection with the Rights Issue pursuant to or as a result of the arrangements contemplated by this agreement or otherwise in connection with the making or implementation of the Rights Issue or in connection with the execution, delivery and performance of this agreement.

20.            NEW SHARES

The New Shares will, as from the date when they are issued and are fully paid up, rank in full for all dividends and distributions declared, made or paid on the Shares after such date and otherwise pari passu in all respects with, and be identical to, the existing issued Shares and shall be allotted and issued free from all claims, charges, liens and encumbrances.

21.            US SELLING RESTRICTIONS

21.1          Neither the Company nor any of its or their affiliates, nor any person acting on its or their behalf (other than the Underwriters, their affiliates or persons acting on their behalf, as to whom no representation is made) has, directly or indirectly, made or will make offers or sales of, or has solicited or will solicit offers to buy, or otherwise has negotiated or will negotiate in respect of, any security under circumstances that would require the Nil Paid Rights, the Fully Paid Rights, the Provisional Allotment Letters or the New Shares to be registered under the US Securities Act.

21.2          Neither the Company nor any of its or their affiliates, nor any person acting on its or their behalf (other than the Underwriters, their affiliates or persons acting on their behalf, as to whom no representation is made) has engaged or will engage in any form of general solicitation or general advertising in connection with any offer or sale of the Nil Paid Rights, the Fully Paid Rights, the Provisional Allotment Letters or the New Shares in the United States.

21.3          Neither the Company not any of its or their affiliates, nor any person acting on its or their behalf (other than the Underwriters, their affiliates or persons acting on their behalf, as to whom no representation is made) has engaged or will engage in any directed selling efforts in the United States with respect to the Nil Paid Rights, the Fully Paid Rights, the Provisional Allotment Letters or the New Shares and it and they have complied and will comply with the applicable offering restrictions requirements of Regulation S under the US Securities Act.

21.4          The Company is a “foreign issuer” (as defined in Regulation S) which reasonably believes that there is no “substantial US market interest” (as defined in Regulation S) in the New Shares or any securities of the same class as the New Shares.

21.5          Neither the Company nor any of its or their affiliates, nor any person acting on its or their behalf (other than the Underwriters, their affiliates or persons acting on their behalf, as to whom no representation is made) has taken, directly or indirectly, or will take any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilisation or manipulation of the price of any security of the Company to facilitate the sale or resale of the Nil Paid Rights, the Fully Paid Rights, the Provisional Allotment Letters or the New Shares.

21.6          The Company is not, and as a result of the issue and sale of Provisional Allotment Letters, Nil Paid Rights, Fully Paid Rights or the New Shares as contemplated herein and the application of the net proceeds thereof as contemplated and as described in the

Prospectus will not become an “investment company” (as such term is defined in the US Investment Company Act).

21.7          The Company is not, and does not intend to become, and as a result of the receipt and application of the proceeds of the issue and sale of the Provisional Allotment Letters, the Nil Paid Rights or the Fully Paid Rights or New Shares as contemplated and as described in the Prospectus, a “passive foreign investment company” within the meaning of section 1297 of the US Internal Revenue Code of 1986, as amended (the “Code”).

SCHEDULE 3

Certificate

[Letterhead of the Company]

[Name and address

of the Banks]

•   2007

Dear Sirs,

Rights Issue of • New Shares

We refer to the underwriting agreement between us dated • 2007 relating to the rights issue (the “Underwriting Agreement”). Words and expressions defined in the Underwriting Agreement have the same meanings herein.

We hereby confirm to you that:

1.              each of the conditions referred to in clause 2.1 (a) to (q) (inclusive) of the Underwriting Agreement has been fulfilled in accordance with its terms;

2.              the FSA has granted permission for the New Shares to be admitted to the Official List and the London Stock Exchange has granted permission for their admission to trading on its market for listed securities (in each case subject only to the despatch of Provisional Allotment Letters);

3.              each condition to enable the Nil Paid Rights and the Fully Paid Rights to be admitted as a participating security (as defined in the Regulations) in CREST (other than Admission) has been satisfied;

4.              the Company has complied with its obligations under the Underwriting Agreement to the extent that the same fall to be performed prior to Admission;

5.              to the best of the knowledge, information and belief of the Directors (having made all reasonable enquiries), none of the Warranties was untrue or inaccurate or misleading in any material respect at the date given or has become untrue or inaccurate or misleading in any respect which could be material for disclosure in the context of the Prospectus at any time between the date given and the date of this letter by reference to the facts and circumstances from time to time subsisting.

This certificate is given without personal liability on the part of the Directors.

Yours faithfully,

Director, duly authorised,

for and on behalf of

Imperial Tobacco Group PLC

SCHEDULE 4

Form of market underwriting agreement

SCHEDULE 5

List of Law Firms

Linklaters LLP

Freshfields Bruckhaus Deringer

Herbert Smith LLP

Cleary Gottlieb Steen & Hamilton LLP

Skadden, Arps, Slate, Meagher & Flom LLP

SCHEDULE 6

List of Sponsors

JPMorgan Cazenove Limited

Lazard & Co. Limited

N M Rothschild & Sons Limited

Signed by duly authorised for and on behalf of IMPERIAL TOBACCO GROUP PLC	) ) )	GARETH DAVIS

Signed by duly authorised for and on behalf of HOARE GOVETT LIMITED	) ) )	HUGO FISHER

Signed by duly authorised for and on behalf of MORGAN STANLEY & CO. INTERNATIONAL PLC	) ) ) )	PAUL BAKER

Signed by duly authorised for and on behalf of CITIGROUP GLOBAL MARKETS U.K. EQUITY LIMITED	) ) ) )	CHRIS ZEAL

Signed by duly authorised for and on behalf of LEHMAN BROTHERS INTERNATIONAL (EUROPE)	) ) ) )	PIERS ROBERTS

Signed by duly authorised for and on behalf of CITIGROUP GLOBAL MARKETS LIMITED	) ) ) )	IAN HART